Exhibit 10.1

PRELIMINARY SHARE PURCHASE AGREEMENT	Wrocław
DATED  22 December 2011 – EXECUTION COPY

 PRELIMINARY SHARE PURCHASE AGREEMENT

This Preliminary Share Purchase Agreement (the "Agreement") is made and entered into on 22 December 2011 in Warsaw, by and among

(1)
PROLOGIS POLAND XCI s.ar.l., a company organized under the laws of Luxembourg, having its registered address at the Grand Duchy of Luxembourg, at 34-38, Avenue de la Liberté, L -1930 Luxemburg, registered within Trade and Companies Register under the number B 126998 ("Seller"), represented by Ben Bannatyne, the proxy on the basis of the power of attorney dated 20 December 2011, being document with certified signature by Gérard Lecuit, the notary in Luxembourg, with the apostille clause no. 1001111221181683 dated 20 December 2011,

and

(2)
“PIRAN INVESTMENTS SP. Z O.O.” NERO spółka komandytowo-akcyjna, a a limited liability partnership with stock (Polish: spółka komandytowo-akcyjna)  organized under the laws of Poland, having its registered address at Bonifraterska 17 Street, 00-203 Warsaw, registered in register of entrepreneurs of National Court Register under the number KRS 0000380406 ("Purchaser"), represented by Mieczysław Godzisz, the President of the Management Board of Piran Investments Spółka z ograniczoną odpowiedzialnością z siedzibą w Warszawie – general partner (Polish: komplementariusz) of the Purchaser authorized to represent the Purchaser, jointly referred hereto as the Parties and individually as a Party.

(A)
WHEREAS, the Seller owns 100 (one hundred) shares representing a nominal value in aggregate of PLN 50,000 (fifty thousand) (“Shares”) and 100% (one hundred percent) of the registered capital in Prologis Poland XCI sp. z o.o., a limited liability company incorporated under the laws of Poland, identification no. KRS 286336, having its registered office in Warsaw (address: Złota 59 Street, 00-120 Warsaw) (the "Company");

(B)	WHEREAS, the Purchaser wishes to purchase the Shares from the Seller, and the Seller wishes to sell the Shares to the Purchaser;

(C)
WHEREAS, through such purchase, the Purchaser desires to acquire from the Seller the Company which owns and operates the buildings constructed and known as Prologis Park Wrocław II situated in Wrocław at ul. Kępińska 7 (ul. Torowa according to the address in the land and mortgage register book);

(D)
NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants hereinafter contained, and subject to the terms set forth herein, the Parties intending to be legally bound hereto agree as follows:

The capitalized terms used in this Agreement are defined in Schedule A to this Agreement unless provided otherwise in this Agreement.

1.	PRESENTED DOCUMENTS

At executing this Agreement, the following documents were presented by the Seller (and their copies are attached to this Agreement):

1.1.
An extract from Land and Mortgage Register No. WR1K/00111123/9, issued by the Central Information Office of the Land and Mortgage Registry on 20 December 2011, attached as Schedule 1.1 which provides, among other things, that:

1.1.1.
the Land and Mortgage Register is maintained with respect to plots of land numbered 7/1 (seven oblique one), 7/2 (seven oblique two) and 8 (eight),  precinct 0050- Karłowice, with an area of 102,552 sq.m. (one hundred two thousand five hundred fifty two square metres);

1.1.2.
according to an entry in Section I-O of the Land and Mortgage Register, the above described plots of land numbered 7/1 (seven oblique one), 7/2 (seven oblique two) and 8 (eight) are located at ul. Torowa 6 and Torowa, in Wrocław, and are developed with buildings, usable building and structures constituting objects of separate ownership;

1.1.3.	according to an entry in Section I-SP of the Land and Mortgage Register, the perpetual usufruct right is established until 5 December 2089;

1.1.4.	according to an entry in Section II of the Land and Mortgage Register, plots Nos. 7/1 (seven oblique one), 7/2 (seven oblique two) and 8 (eight) are owned by the State Treasury;

1.1.5.	according to an entry in Section II of the Land and Mortgage Register, plots Nos. 7/1 (seven oblique one), 7/2 (seven oblique two) and 8 (eight) are held in perpetual usufruct by the Company;

1.1.6.	Section III of title and mortgage register KW Nr WR1K/00111123/9 includes:

(a)
a limited right in rem – land easement – free-of-charge easement of connection to: electric installations with capacity of at least 2 x 630 kVA in an uninterrupted, continuous manner, - the water supply system, - telecommunications installations situated on plots of land numbers 6/6 (six oblique six), 6/14 (six oblique fourteen), 6/15 (six oblique fifteen), 6/17 (six oblique seventeen), 6/18 (six oblique eighteen), 6/19 (six oblique nineteen), 6/20 (six oblique twenty), 6/22 (six oblique twenty two), 6/23 (six oblique twenty three) and 6/24 (six oblique twenty four), covered by title and mortgage register no. WR1K/00111123/9 and plots of land nos. 6/10 (six oblique ten) and 6/12 (six oblique twelve) covered by title and mortgage register no. WR1K/00047351/6 and an easement of vehicular and pedestrian passage across plot of land 6/14 (six oblique fourteen) in its part adjacent to plots of land 6/1 (six oblique one) and 6/2 (six oblique two) (covered by KW Nr WR1K/00196614/7) for the benefit of each and every perpetual usufructuary of plots of land nos. 6/1 (six oblique one) and 6/2 (six oblique two) covered by KW Nr WR1K/00196614/7,

(b)
a limited right in rem – free-of-charge and indefinite right of perpetual usufruct of Energiapro Koncern Energetyczny S.A. with its registered office in Wrocław, REGON 23017921600000, consisting in the use by the usufructuary of a road for the purposes of passage across plots of land nos.: 6/6 (six oblique six), 6/15 (six oblique fifteen), 6/22 (six oblique twenty two), 6/14 (six oblique fourteen) to cable connections 20kv sk-1, sk-2 and the use of roads /areas for cable-laid ropes supplying power to the power grid and ENERGIAPRO lines which  can be introduced as part of a future development (if any) of the grid on the aforementioned plots,

1.1.7.	according to the entries in Section IV of the Land and Mortgage Register, plots Nos. 7/1 (seven oblique one), 7/2 (seven oblique two) and 8 (eight) are subject to:

(a)
contractual capped mortgage of up to EUR 112,500,000.00 (one hundred twelve million five hundred thousand Euro) for the benefit of EUROHYPO AG with its registered office in Eschborn; the mortgage secures a claim under the credit agreement of 1 July 2010 pursuant to the terms and conditions set forth in §3 of the statement on the establishment of a capped mortgage, dated 2 July 2010, Rep. A nr 3821/2010 and the bank’s statement of 2 July 2010, with the due date being 1 July 2013,

(b)
contractual capped mortgage of up to EUR 4,000,000.00 (four million Euro) for the benefit of EUROHYPO AG with its registered office in Eschborn, serving as security for the repayment of the company’s obligation regarding derivative instruments, including without limitation futures transactions amounts and due charges, commissions, interest, costs and other amounts due, with the due date being 1 July 2013; the mortgage secures a claim under a framework agreement pursuant to the terms and conditions set forth in §3 of the statement on the establishment of a capped mortgage dated 2 July 2010, Rep. A nr 3856/2010 and the bank’s statement dated 2 July 2010.

1.1.8.	there are no pending motions (Polish: wzmianki) disclosed in the Land and Mortgage Register maintained for the Property.

1.2.
Extract from the land registry (Polish: rejestr gruntów) maintained by the Mayor of Wrocław, issued under the authorization by the Manager of the City Cadastre Office  on 14 October 2011, ref. No. 22279/2011, which provides, among other things, that plots of land Nos. 7/1 (seven oblique one), 7/2 (seven oblique two) and 8 (eight) with an area of 10,2552 ha, precinct 0050 Karłowice, constitutes other developed areas (symbol Bi);

1.3.	Excerpt from the National Court Register maintained for the Company, dated 20 December 2011;

1.4.	Resolution of the shareholders’ meeting of the Seller dated 20 December 2011 granting consent for the sale of the Shares;

1.5.	Excerpt from the National Court Register maintained for the Purchaser, dated 21 December 2011;

1.6.	Excerpt from the Trade and Companies Register in Luxembourg maintained for the Seller dated 19 Decmeber 2011;

1.7.
The Seller states that is not in possession of the certificate describing the designation of the Property in local master plan. However the Property is covered by the master plan adopted by the City Council of Wrocław on 18 June 2009 in the form of resolution no. XXXV/1168/09, binding since 28 August 2009. According to this resolution the designation of the Property in the local master plan is as follows: (i) commercial activity, (ii) services from group I, (iii) services from group II, (iv) logistic stations, (v) objects aimed at culture promotion, (vi) exhibitions and expositions, (vii) conference buildings, (viii) science and research buildings, (ix) fuel stations, (x) landing fields.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1.	Ben Bannatyne, acting jon behalf of the Seller hereby represents and warrants to the Purchaser, as of the date of concluding this Agreement, as follows:

2.1.1.	Organization

The Seller is a company duly organized and validly existing under the laws of Luxembourg.

2.1.2.	Authority

The Seller has power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation by the Seller of the transaction contemplated hereby have been duly authorized by all necessary company actions on the part of the Seller. This Agreement has been duly and validly executed by the Seller and constitutes a valid and effective obligation of the Seller, enforceable against it.

2.1.3.	No Violation

(a)
The execution, delivery and performance of this Agreement by the Seller pursuant to the terms hereof shall not conflict with, or result in a breach of, any provision of the organizational documents of the Seller, any agreement to which the Seller is a party or any judgment, order, writ, injunction or decree of any court or other governmental body by which the Seller is bound.

(b)
The execution and performance of this Agreement will not lead to a detriment of the Seller’s creditors nor make impossible the satisfaction in whole or in part of a third party’s claim towards the Seller. In particular, neither the execution nor performance of this Agreement or any agreements referred to in it shall give grounds to any party to raise any claims under art. 59 of the Civil Code or art. 527 and subsequent of the Civil Code.

(c)
The Seller has not been declared bankrupt and is not subject to liquidation or arrangement proceedings with creditors. To the Seller’s Best Knowledge, no application for bankruptcy or arrangement proceedings has been filed with respect to the Seller. There are no circumstances, and the execution of this Agreement will result in no circumstances that would entitle any Person to present a justified petition for the declaration of the Seller’s bankruptcy or for the instigation of arrangement proceedings against the Seller.

2.1.4.	Consents

Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transaction contemplated hereby, requires on the part of Seller any filing with, or any permit, consent or approval of any Governmental Entity.

2.1.5.	Legal title

(a)	The Company is the sole registered perpetual usufructuary of the Land, and the sole owner of the Buildings and other structures developed thereon.

(b)	The Property is free and clear of any and all Encumbrances, other than the Permitted Encumbrances.

(c)	The Company has acquired the Property in good faith.

(d)	The excerpt from the Land and Mortgage Register maintained for the Property attached as Schedule 1.1, accurately, truly and completely reflects the legal status of the Property.

(e)
The Company has not made any statements, deeds or agreements that would create an Encumbrance over the Property which could be registered in the Land and Mortgage Register maintained for the Property but has not been filed for  in the Land and Mortgage Register at the date of this Agreement.

(f)	No applications were made to the Land and Mortgage Register and to the Seller's Best Knowledge there are no grounds for a third party to make such application.

(g)	The sale of the Shares as set out in this Agreement is not subject to any pre-emption right.

(h)	The Property is not subject to expropriation, division, consolidation or enforcement proceedings.

(i)
To the Seller's Best Knowledge there are: (i) no potential claims of the expropriated pre-war owners of the Land or their heirs and (ii) no reprivatisation claims have been filed against the Company and (iii) no such claims, request and/or applications for the re-establishment of the legal title and/or re-possession of the Land and/or any part thereof relating to the use of the Land and/or any part thereof have been filed to the relevant authorities with respect to the Land.

2.1.6.	Other Property Matters

(a)
The Property has direct, free and unrestricted access to Kępińska Street which is a public road without a need to pass over any other land in the ownership or occupation of any third party. Access from the Property to Kępińska Street is marked on the map attached as Schedule 2.1.6(a).

(b)
To the Seller's Best Knowledge all connection points (Polish: punkty przyłaczeniowe) of the utilities systems that service the Property are located on the Property and not on any other properties. Such connection points are marked on the map attached as Schedule 2.1.6(a).

(c)	No part of the Buildings is located outside of the Land and the map attached as Schedule 2.1.6(c) describes the actual location of the Buildings on the Land.

(d)
To the Seller's Best Knowledge there are no property improvement fees (Polish: opłaty adiacenckie) that would be payable as a result of the construction of technical infrastructure servicing the Property with involvement of public means (Polish: budową urządzeń infrastruktury technicznej z udziałem środków publicznych).

(e)
The Company has not received any document, letter or notice relating to any pending or threatened litigation, condemnation or other proceedings by or before any Governmental Entity, arbitrator or arbitration panel that would adversely affect the legal rights, operation, maintenance or use of the Property.

2.1.7.	Leases

(a)
All the Leases are listed in Schedule 2.1.7(a). All Leases are binding valid and, to the Seller's Best Knowledge, enforceable in accordance with their terms. The Tenant has not questioned to the Company the validity of any of the Leases nor the fact that the real estate tax, insurance premiums are included in service charges under the Leases. The Company and the Tenant have settled the dispute about including perpetual usufruct fee in service charges and the Tenant pays 50% of such fees as part of service charges. None of the Leases has been terminated by the Company. The Company has not received a notice on termination of any of the Leases.

(b)	The Company has not signed any amendments, modifications or settlements in relation to any of the Leases other than as specified in Schedule 2.1.7(a).

(c)
No material default of the Company or the Tenant is continuing on the date of this Agreement, under or in connection with, any Lease subject to the below qualifications.  A material default by the Company means any default that would entitle a Tenant to terminate the Lease or withhold or reduce any part of a rent or service charges. A material default by a Tenant means any default in the form of any arrears with a payment of rent or service charges for a period longer than 40 (forty) days, or a default that would entitle the Company to terminate the Lease whether on the basis of the Lease directly or on the basis of applicable provisions of Polish law. In relation to a default of the Tenant, this Warranty is made to the Seller's Best Knowledge unless it relates to a default for arrears with rent or service charges or VAT for a period longer than 40 (forty) days or a failure to deliver, replace, replenish or extent the collateral securing the payment of the rent and service charges.

(d)
During 6 (six) months immediately preceding the date hereof, the Company has not received any correspondence from the Tenant concerning that Tenant’s intention to withhold, reduce or otherwise cancel any payment under the respective Lease.

(e)
Schedule 2.1.7(e) contains a true, correct and complete list of the Collateral Documents. There have been no amendments or modifications to any of the Collateral Documents. To the Seller’s Best Knowledge, all the Collateral Documents have been validly executed and are valid and binding. The Company has not received any notice from the issuers of the Collateral Documents questioning their validity.

(f)
Schedule 2.1.7(f) contains a true, correct and complete list of the Collateral Money, including any interest accrued thereon, and all obligations to return such Collateral Money to the respective tenant together with interest accrued. All the Collateral Money is kept by the Company.

(g)	No claims for payment, other than specified in Schedule 2.1.7(g) have been made until the date hereof under any Collateral.

(h)
Except as disclosed on Schedule 2.1.7(h) none of the Leases, Collateral Documents nor any of the rents or other amounts payable thereunder, nor under any Collateral, has been assigned, pledged or encumbered by the Company, and neither the Seller nor the Company is not aware of any such assignment, pledge or Encumbrance having been made by its predecessor.

(i)
Except for "rent-free" or "rent reduction" periods under the Leases, no Tenant, and no Affiliate of any Tenant or any broker representing any Tenant, was or is entitled to any payment, allowance, rebate, refund or reverse payment or any other tenant incentive or consideration (Polish: świadczenie) in connection with any of the Leases.

(j)
There are no agreements other than the Leases that would entitle any Person to occupy any part of the Property. To the Seller's Best Knowledge no Person other than the Tenant, its subtenants and the facility management provider (Sodexo) occupies or possesses any part of the Property whether pursuant to any agreement or without any legal title.

(k)
The monthly amounts of rents and service charges (both net of VAT) as invoiced to the Tenant in the Buildings for November 2011 are set forth in Schedule 2.1.7(k) and have been calculated in accordance with the respective Leases.

2.1.8.	Social security payments

The Seller has never been registered as a payer of the Polish social security contributions.

2.1.9.	Construction matters

(a)	All the Building Permits and Occupancy Permit are binding and final (Polish: ostateczne i niezaskarżalne w sądowo-administracyjnym toku instancji).

(b)	All of: (i) Buildings, (ii) the Parking Places and other structures, and (iii) improvements located on the Property have been constructed in accordance with the Building Permits and applicable law.

(c)
To the Seller's Best Knowledge all of: (i) the Buildings, (ii) the Parking Places and other structures, (iii) fit outs, and (iv) improvements located on the Property, are used, if applicable, in accordance with the Occupancy Permits  and construction regulations.

(d)
To the Seller's Best Knowledge except for warranties and quality guarantees listed in Schedule 2.1.9(d), all the construction warranties expired and all retained amounts regarding the execution of construction works were returned to contractors and (if applicable) the bank guarantee securing the construction warranties has expired. The warranties and quality warranties listed in Schedule 2.1.9(d) are valid and to the Seller's Best Knowledge, enforceable in accordance with their respective terms.

(e)
No construction works are being carried out with respect to the Land or/and the Buildings, other than fit out works being performed by the Tenant. To the Seller's Best Knowledge all of such fit out works are being performed in accordance with the respective Leases.

2.1.10.	Environmental Matters

(a)
There is no contamination of the Property that would result in imposing on its owner an obligation to reclaim the soil, remove any Hazardous Substance from the Buildings or pay any fines under the Environmental Law.

(b)	To the Seller's Best Knowledge no Hazardous Substances were used for the construction of the Buildings.

(c)	To the Seller's Best Knowledge no Hazardous Substances are stored or otherwise located on or under the Property in a manner which would be conflicting with the relevant provisions of law.

(d)	The Company has not received any notice of fines, decisions or filings with respect to the Property by any Governmental Entity in connection with any Environmental Law.

(e)	The Company is not aware of any facts, circumstances or conditions that could reasonably be expected to give rise to any claim, proceedings or action, or to any liability, under the Environmental Law.

2.1.11.	Movables expedient for the operation of the Property

The Company owns, free of any Encumbrance, all Movables listed in Schedule 2.1.11, expedient for the operation of the Property, being movables associated with the Property (Polish: przynależności). To the Seller's Best Knowledge there are no other movables than Movables that would be necessary to operate the Property in accordance with its purpose.

2.1.12.	Completeness of Due Diligence Materials

The Seller, through the Due Diligence Materials, has disclosed to the Purchaser all relevant information relating to the legal (including the Leases), technical, tax, and environmental status of the Property as possessed by the Seller and the Company. All such information and documents provided to the Purchaser or its advisors prior to the date of this Agreement are accurate and complete. Due Diligence Materials have not been organized in a misleading manner. A full list of the Due Diligence Materials will be attached to the Final Agreement.

2.1.13.	Perpetual usufruct

(a)
There are no grounds for the State Treasury to increase in the future the perpetual usufruct fee, impose any additional payments or to make any actions limiting or terminating the right of perpetual usufruct of the Land.

(b)
The present amount of the annual perpetual usufruct fee for the Land is PLN 930,233.70 (nine hundred thirty thousand two hundred thirty three Polish zlotys and 70/100). That fee applies from 1 January 2009. The Company is not in arrears with the payment of any perpetual usufruct fee. In particular, the Company has paid the perpetual usufruct fee for 2011 in its full due value. On 17 September 2009 the Company applied to the City of Wrocław to revise annual perpetual usufruct fee for the Land and decrease it to PLN 374,202 (three hundred seventy four thousand two hundred and two Polish zlotys). This matter is now being examined by the Sąd Okręgowy in Wrocław.

(c)
The Company has not received any notification from the relevant authorities about the intention to increase the annual perpetual usufruct fee for the year 2012 in relation to the Land and to the Seller's Best Knowledge the said authorities have no intention to increase the annual perpetual usufruct fee in the year 2012.

2.1.14.	Compliance

(a)
The Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (25 September 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b)	Neither the Seller nor any owner of more than 10% (ten percent) of the beneficial interests in the Seller, nor, to the Seller’s Best Knowledge, any beneficial owner of the Seller:

(i)
is listed on the "Specially Designated Nationals" and "Blocked Persons List" maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)	is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)
is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.1.15.	Copyrights

The Company possesses all its economic copyrights regarding the design prepared on the basis of Agreements with Architects within the Fields of Exploitation.

2.1.16.	Capacity and authority of the Company

(a)	Due incorporation and conduct of business

The Company is duly organized, validly existing and complies with all its obligations under the laws of its jurisdiction of incorporation. The Company has all necessary power and authority to carry on its business as currently conducted and as currently contemplated to be conducted.

(b)	No breach

The execution and performance of this Agreement and each document to be executed at or before the Closing by the Seller in connection with this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby:

(i)
will not breach any applicable provision of its Articles of Association, law, regulation, statute or any order or judgment applicable to the Company or its affiliates or any provision of its or their constitutive documents;

(ii)
will not require any, other than the resolution of shareholders adopted on 20 December 2011 , consent, approval, registration, authorization or permit of any governmental or regulatory authority under any provision of law or of any other person; and

(iii)	will not result in the breach of or default under any obligation or agreement to which the Company is a party or by which the Company is bound, or by which any of its assets is affected.

2.1.17.	Shares

(a)	The Shares

(i)
The Seller is the sole owner of the Shares and all of the Shares have been properly issued and are fully paid up. Other than the rights and obligations related to the Shares the Seller has no other corporate rights or obligations related to the Company or other rights and obligations based on concluded agreements that would entitle the Seller to participate in the Company's profits.

(ii)
Except for the Registered Pledge, there are no other Encumbrance on any of the Shares, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares. The Bank has agreed that the Seller entering into this Agreement does not constitute a default under the Registered Pledge.

(iii)
There is no agreement, arrangement or obligation requiring the issue of new shares of the Company, the transfer, redemption of, or the grant to a third person of the right (conditional or not) to require the issue of new shares, transfer or redemption of shares in the share capital of the Company (including, without limitation, an option or right of pre-emption or conversion).  Except for the Registered Pledge, neither the Seller nor the Company has entered into any shareholders’ agreement, voting agreement, voting trust or any other agreement relating to voting the Shares.

(iv)	The Company has not issued any security entitling the holder to share in the profits of the Company.

(v)	The Company has not decided on any additional payments binding on the Seller.

(b)	Merger or acquisition

The Company has no interest in, and has not agreed to acquire an interest in or merge with any corporate body or any other person.

2.1.18.	Financial Statements

(a)	General

(i)
The Financial Statements of the Company have been prepared and audited by an external certified auditor on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in Poland. True, complete and accurate copy of the unaudited Financial Statements is set out in Schedule 2.1.18(a).

(ii)	No change in accounting policies has been made in preparing the financial statements of the Company for each of the financial years of the Company or the Financial Statements.

(iii)
The Financial Statements show a true and fair view of the assets, liabilities and the state of affairs of the Company as at 31 October 2011 and of the profits and losses of the Company for the period ended on that date.

(b)	Debts and liabilities of the Company

(i)
The Company has no liabilities or obligations (including Taxes) which would be required to be reflected on the Financial Statements, except for Taxes which have accrued since the date of the Financial Statements and have been properly reserved for and except for trades payables incurred in the ordinary course of business since the date of the Financial Statements not exceeding EUR 50,000 (fifty thousand Euro). The Financial Statements disclose and contain appropriate provision for bad and doubtful debts and liabilities and all financial commitments of the Company existing at the 31 October 2011. The Financial Statements disclose and contain appropriate provision in accordance with applicable standards, principles and practices generally accepted in Poland for all unpaid Tax liable to be assessed on the Company or for which it is accountable, for all periods starting on or before 31 October 2012 (whether or not there is or may be a right of reimbursement against another person).

(ii)	The outstanding debt under the Bank Loan, including interests, is EUR 10,814,473.50 (ten million eight hundred fourteen thousand four hundred seventy three Euro and 50/100) as of 22 December 2011.

(iii)
The outstanding debt under the Subordinated Loans, including interests, is EUR 6,375,860.79 (six million three hundred seventy five thousand eight hundred sixty Euro and 79/100) as of 22 December 2011.

(c)	Extraordinary and exceptional items

The Financial Statements have not (except as disclosed therein) been affected by any extraordinary, exceptional or non-recurring item making the profit or loss of the Company for the period covered by the Financial Statements unusually high or low.

2.1.19.	Changes since the latest Financial Statement date

(a)	General

Since 30 October 2011:

(i)	the Company's business has been operated in the ordinary course;

(ii)	there has been no change in the financial or trading position or prospects of the Company as a whole;

(iii)	subject to Section 2.1.19(b), no change has occurred in the assets and liabilities shown in the Financial Statements and

(iv)	save for as provided for in Schedule 2.1.19(a)(iv) there has been no reduction in the value of the net assets of the Company;

(b)	Specific warranties

Since 30 October 2011:

(i)	the Company has, other than in the usual course of its business:

-	not acquired or disposed of, or agreed to acquire or dispose of, a capital asset or assets with a value of more than PLN 50,000 (fifty thousand Polish zlotys);

-
not assumed or incurred, or agreed to assume or incur, liabilities, obligations or expenses (whether as principal or guarantor) of an aggregate value of more than PLN 100,000 (one hundred thousand Polish zlotys);

-
not waived any claim against any third party with a value of more than PLN 50,000 (fifty thousand Polish zlotys), settled any such claim for more than PLN 50,000 (fifty thousand Polish zlotys) less than the amount originally claimed, or accepted and agreed the terms of any counterclaim from such third party against the Company with a value of more than PLN 50,000 (fifty thousand Polish zlotys); and

-
except for acts connected with the operation of the Buildings, not made, or agreed to make, capital expenditure exceeding in total PLN 100,000 (one hundred thousand Polish zlotys) or incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding PLN 100,000 (one hundred thousand Polish zlotys) in total;

(ii)	The Company has not issued bonds or other debt instruments;

(iii)	The Company has not changed its accounting reference period;

(iv)	The Company has not created, allotted, issued, acquired, repaid or redeemed its share capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

2.1.20.	Taxes

(a)	General

(i)
The Company is and has at all times been resident only in Poland for all Tax purposes. The Company is not liable to pay and has at no time incurred any liability to Tax chargeable, and has not been required to file a Return (defined below), under the laws of any jurisdiction other than Poland.

(ii)	The Company has paid all Tax which it has become liable to pay by law, and is not liable to pay a penalty, surcharge, fine, interest or additional amount in connection with any late payment of Tax.

(iii)
The Company has properly and within applicable time limits deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it, has properly and within applicable time limits accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld and has otherwise complied with its legal obligations in respect of such deductions or withholdings.

(iv)
The Company has within applicable time limits made in a correct and complete manner all Tax returns, provided all information and maintained all records in relation to Tax as it is required by law to make, provide or maintain and has complied on a timely basis with all notices served on it and any other requirements made of it by any Tax Authority (all these obligations: “Returns”). To the Seller’s Best Knowledge no Return filed by the Company is disputed by a Tax Authority or court and all past disputes have been resolved.

(v)
The Company is not and does not expect to be, involved in a dispute in relation to Tax with Tax Authorities. There are no audits, examinations or other proceedings with respect to Taxes of the Company that are pending.  There are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes of the Company that remain in effect.  To the Seller’s Best Knowledge, no Tax Authority has indicated that it intends to investigate the Company’s Tax affairs.

(vi)	The Company is not and has not at any time been a member of a consolidated or similar group for Tax purposes.

(vii)	The Company is and has at all times been properly treated as a disregarded entity for U. S. federal income tax purposes.

(b)	Arm's length dealings

Except as disclosed in Schedule 2.1.20(b), the Company is not and has not been a party to or otherwise involved in any transaction, agreement or other arrangement other than by way of a bargain at arm's length in consequence of which it is or will be liable to pay Tax in respect of an amount deemed for Tax purposes to be income or gains of the Company which are greater than the actual income or gains of the Company. Company is in the possession of sufficient documentation about transfer pricing whether required by law or directive of Tax Authorities.

(c)	Tax on civil law transactions and stamp duty

The Company has not any unpaid Tax liability on civil law transactions.

(d)	VAT

The Company is duly registered as a payer of VAT.

(e)	Secondary liability

No event, transaction, act or omission has occurred which could result in the Company becoming liable for Tax which is primarily chargeable against or attributable to a person other than the Company.

2.1.21.	Assets (except real estate)

(a)	Title and condition

(i)	To the Seller’s Best Knowledge, the Company owns or has the right to use each asset necessary for the effective operation of its business.

(ii)	The Company's asset registers comprise a complete and accurate record of all the machinery, equipment, vehicles and other assets owned, possessed or used by the Company.

(b)	Receivables

(i)	No receivables in excess of PLN 25.000 (twenty five thousand Polish zlotys) shown in the Financial Statements or the Company's accounting records is overdue by more than 40 (forty) Business Days.

(ii)
The Company has not released any receivable shown in the Financial Statements so that the debtor has paid or will pay less than the book value of the receivable. None of the receivables shown in the Financial Statements has been deferred, subordinated or written off with the agreement of the Company.

2.1.22.	Agreements

(a)	Specific warranties

(i)	The Company has no liability or obligation under any of the following:

-	an agreement or arrangement, save for the Bank Loan, entered into other than in the ordinary course of its business;

-	an agreement or arrangement entered into other than by way of a bargain at arm's length;

-	save for the Bank Loan, an agreement or arrangement restricting the Company's freedom to operate the whole or part of its business or to use or exploit any of its assets; or

-	to the Seller’s Best Knowledge an agreement, arrangement or obligation with which the Company cannot comply on time or without unusual expenditure of money or effort.

(ii)	The Company is not:

-	a member of a joint venture, consortium, partnership or association, or

-	a party to a distributorship, franchise or arrangement.

(iii)	The Company is a party to agency agreements and management agreements and all those agreements will be disclosed to the Purchaser for due diligence purposes.

(b)
Due to the incurred improvements on the Property, the Company has received a public subsidy in a form of a waiver of the property tax payable for the Property, as provided for by the resolution of Rada Miejska Wrocławia dated 22 April 2004 (numbered XXII/1816/04) and by the resultion of Rada Miejska Wrocławia dated 28 December 2006 (numbered III/13/06). The Company complied with terms and conditions of the above subsidy, as instructed by the Municipality of the City of Wrocław, and reported about application of such subsidy in accordance with applicable laws.

(c)	Effect of the Closing

Neither the execution nor the performance of this Agreement will result in the Company losing the benefit of an asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement on the basis of the written terms and conditions under which such asset, grant, subsidy, right or privilege is enjoyed by the Company, or will:

(i)	(i) conflict with;

(ii)	result in a breach of;

(iii)	give rise to an event of default of conditions under;

(iv)	require the consent of a person under;

(v)	enable a person to terminate; or

(vi)	relieve a person from an obligation under,

any agreement or arrangement to which the Company is a party or, to the Seller’s Best Knowledge, any legal or administrative requirement by which the Company is bound.

2.1.23.	Employees

The Company has not and has not had any employees and has never been registered as a social security payer.

2.1.24.	Liabilities

(a)	Indebtedness

Except as disclosed in the Financial Statements, the Company has no financial obligations outstanding, and has not agreed to create or incur, any borrowings or indebtedness in the nature of borrowing.

(b)	Guarantees and security

(i)
The Company is not a party to or is liable (including, without limitation, contingently) under any guarantee, security instrument or other agreement to secure or incur a financial or other obligation with respect to an obligation of any third party.

(ii)	Except for the Registered Pledge, no borrowing or other indebtedness of the Company is secured with a surety, guarantee or other collateral granted by any third party.

(c)	Events of default relating to indebtedness

(i)
No event has occurred which constitutes an event of default (or will constitute an event of default with the giving of notice or elapse of time or both), or, save for this Agreement, otherwise gives rise to an obligation to repay, under an agreement relating to any borrowing or indebtedness in the nature of borrowing.

(ii)
To the Seller’s Best Knowledge, no event has occurred (or will occur with the giving of notice or lapse of time or both) which will lead to an Encumbrance constituted or created in connection with any borrowing or indebtedness in the nature of borrowing, a guarantee, a security or other obligation of the Company becoming enforceable.

2.1.25.	Insolvency

With respect to the Company:

(i)	no order has been made, petition presented or resolution passed for its winding up;

(ii)	is not insolvent or unable to pay its debts within the meaning of bankruptcy law;

(iii)	has not stopped paying its debts as they fall due;

(iv)	no distress, execution or other similar process has been levied on any of its assets; and

(v)	there is no unsatisfied final judgment or court order outstanding against it.

2.1.26.	Litigation And Investigations

(a)	Litigation

(i)
The Company has not been notified nor has it received any document, letter or  notice relating to (i) any pending or threatened litigation, condemnation or other proceedings by or before any Governmental Entity, arbitrator or arbitration panel in relation to the Property or the Leases, or (ii) any challenge of the Building Permits or the Occupancy Permit, except for proceedings specified in Schedule 2.1.26(a)(i).

(ii)
To the Seller’s Best Knowledge, no fact or circumstance exists which might be expected to give rise to any civil, arbitration, administrative or other proceeding involving the Company as defendant and under which the Company might incur a liability.

(iii)	There is no outstanding judgment, order, decree, arbitration award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company.

(b)	Unlawful payments

Neither the Company nor any of its management board members, and to the Seller’s Best Knowledge employees, representatives or agents has knowingly offered, promised, authorized or made, directly or indirectly, any unlawful payments under applicable laws, or any payments or other inducements (whether or not unlawful), to any government official, including any official of an entity owned or controlled by a government, political party or official thereof or any candidate for political office, with the intent or purpose of:

(i)	influencing any act or decision of such official in his official capacity;

(ii)	inducing such official to omit to do any act in violation of the lawful duty of such official;

(iii)	receiving an improper advantage; or

(iv)	inducing such official to use his influence with a governmental authority to affect or influence any act or decision of such governmental authority,

in each case to assist the Company in obtaining or retaining business for or with, or directing business to, any person.

2.1.27.	Insurance Policies

(a)	Schedule 2.1.27(a) contains a list of each insurance and indemnity policy in respect of which the Company has an interest (together, the "Policies").

(b)	No insurer under any of the Policies is disputing the validity of any of the Policies, related to the Property, on any grounds.

(c)	No claims are outstanding in relation to the Property under any of the Policies, and the Seller is not aware of any fact or circumstance that might give rise to a claim under any of the Policies.

(d)
None of the insurers under any of the Policies is refusing, nor has given any written indication to the Company that it intends to refuse, in whole or in part, a claim related to the Property under the Policies or any of them.

(e)	All premiums that are due under the Policies have been paid.

2.1.28.	Third Party Copyright

To the Seller’s Best Knowledge the Company has not infringed any copy rights (neither personal nor pecuniary) of any other third person.

2.1.29.	Miscellaneous

(a)	Constitution

The Company is operating its business in all respects in accordance with its Articles of Association in force at the relevant time. A true, complete and accurate copy of the Articles of Association is set out in Schedule 2.1.29(a).

(b)	Powers of attorney and authorities

The Company has not given any power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company's behalf which is both subsisting and outside of the ordinary course of business of the Company.

2.1.30.	Separate Warranties

Each of the Warranties set forth in this Section 2 shall be construed as a separate warranty and representation and, save as expressly provided to the contrary, shall not be limited by, nor shall their extent or application be governed by, the terms of any of the other Warranties or, except as explicitly provided by this Agreement.

2.2.	Any reference to Company’s awareness or knowledge means knowledge of any of the members of the management board of the Company.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1.	Mieczysław Godzisz, acting on behalf of the Purchaser hereby represents and warrants to the Seller, as of the date of concluding this Agreement, as follows:

3.1.1.	Organization

The respective Purchaser is a limited liability partnership with stock (Polish: spółka komandytowo-akcyjna) duly organized and validly existing under the laws of its incorporation.

3.1.2.	Authority

The Purchaser has power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary company actions on the Purchaser. This Agreement has been duly and validly executed by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it.

3.1.3.	No Violation

The execution and performance of this Agreement by the Purchaser pursuant to the terms hereof shall not conflict with, or result in a breach of, any provision of the organizational documents of the Purchaser, any agreement to which the Purchaser is a party or any judgment, order, writ, injunction or decree of any court or other governmental body by which the Purchaser is bound.

3.1.4.	Consents

Neither the execution of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transaction contemplated hereby, will require on the part of the Purchaser any filing with, or any permit, consent or approval of any Governmental Entity, other than permits, consents and approvals set forth in this Agreement.

3.1.5.	Bankruptcy

The Purchaser has not been declared bankrupt and is not subject to liquidation or arrangement proceedings with creditors. To the Purchaser’s best knowledge, no application for bankruptcy or arrangement proceedings has been filed with respect to the Purchaser. There are no circumstances, and the execution of this Agreement will result in no circumstances that would entitle any Person to present a justified petition for the declaration of the Purchaser’s bankruptcy or for the instigation of arrangement proceedings against the Purchaser.

3.1.6.	Funding

1.1.1 The Purchaser has secured and will have at the time of the Closing the necessary funds to timely pay and perform its payment obligations under the Agreement and to complete the transaction contemplated in the Agreement.

3.1.7.	Due Diligence

Without prejudice to Section 2.1.12, the Purchaser confirms that it has carried out using professional advisors due diligence related to the legal, tax, commercial, technical and environmental status of the Property (but not of the Company) and is aware of the results of such due diligence.

3.1.8.	No actual knowledge of incorrectness of the Warranties

As at the date of this Agreement, the Purchaser is not aware of any incorrectness of the Warranties that would entitle it to claim the Losses and/or rescind the Agreement.

3.1.9.	Reliance

Except for the Warranties, the Purchaser does not rely on any other statements, warranties or any other information submitted or provided by or on behalf of the Seller. The Purchaser acknowledges that the Seller gives no representation, warranty or guarantee with respect to a technical condition of the Property and that albeit the Seller Warranted to the Purchaser the amounts that Tenant is and will be obliged to pay, under the Leases as rents and service charges, to the Purchaser following the execution of the Final Agreement, but the Seller will not Warrant that the Tenant will comply with its obligations to make payments that will be due to the Company under the Lease following the sale of the Shares to Purchaser.

3.1.10.	Compliance

(a)	The Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of the OFAC and in any Orders.

(b)	Neither the Purchaser nor any owner of more than 10% (ten percent) of the beneficial interests in the Purchaser, nor, to the Purchaser’s knowledge, any beneficial owner of the Purchaser:

(i)	is listed on any of the Lists;

(ii)	is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)
is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

3.2.
Mieczysław Godzisz, acting on behalf of the Purchaser hereby represents and warrants, on behalf of the Purchaser to the Seller, as of the date of this Agreement, that the Purchaser is an entrepreneur with its registered office in the European Economic Area and, as the Land is not an agricultural land or forest within the meaning of the Law on Acquisition of Real Estate by Foreigners dated 24 March 1920 (unified text Journal of Laws of 2004 no. 167 item 1758), no permit of the Minister of Internal Affairs and Administration is required for the purchase of the Property by the Purchaser on the basis of article 8 Section 2 of this Law.

4.	UNDERTAKING TO CONCLUDE AN AGREEMENT FOR THE SALE AND PURCHASE OF THE SHARES

4.1.	Sale and Purchase

4.1.1.
Subject to the conditions precedent referred to in Section 4.1.2 and other terms and conditions of this Agreement Ben Bannatyne, acting on behalf of the Seller, hereby undertake to sell to the Purchaser the Shares, free from any Encumbrances (save for the Registered Pledge that will be released upon the repayment by the Purchaser of the Bank Receivables); Mieczysław Godzisz, acting on behalf of the Purchaser, hereby undertakes to purchase from the Seller the Shares, free from any and all Encumbrances (save for the Registered Pledge that will be released upon the repayment by the Purchaser of the Bank Receivables), for the Price on the terms and conditions of the final purchase agreement executed in the form attached as Schedule 4.1.1 to this Agreement (the “Final Agreement”).

4.1.2.	The Seller and the Purchaser agreed to execute the Final Agreement, subject to:

(a)
the occurrence of any of the following: (i) the receipt by the Purchaser of the decision of the President of the Office of Competition and Consumers which grants the consent to the implementation of the concentration in relation of the transaction described in all of the Preliminary Transaction Documents, or (ii) provided that if no decision should have been issued by President of the Office of Competition and Consumers, the expiry of the statutory period of time within which the decision of the President of the Office of Competition and Consumers should be issued pursuant to Art. 96 of the Anti-Trust Law, or (iii) the receipt by the Purchaser of the letter issued by the President of the Office of Competition and Consumers which advises the Purchaser that the transaction described in all of the Preliminary Transaction Documents does not constitute concentration within the meaning of Art. 13 Section 2 item 2 of the Anti-Trust Law or (iv) the receipt by the Purchaser of the decision of the President of the Office of Competition and Consumers which terminates the merger control proceedings on the above mentioned basis; and

(b)	all of the Affiliated Conforming Tax Rulings shall have been obtained

4.1.3.	The Parties shall execute the USD Escrow Agreement in the form attached as Schedule 4.1.3.

4.1.4.
The Parties undertake to conclude, by 28 February 2012, the Escrow Agreement, that will be subject to Financing Bank and Bank’s (if applicable) comments. The Parties will negotiate in good faith terms and conditions of such Escrow Agreement. Terms of the Escrow Account shall provide for the mechanism of release of the amount of the Deposit (or the amount of Euro equivalent of the Deposit) as provided for in Section 5.9.

4.2.	Closing Date

4.2.1.
The intention of the Parties is to have the Closing of the transaction contemplated hereby on or prior to 29 March 2012 (the “Target Closing Date”). The Target Closing Date may be extended further only in the cases listed in Section 4.3. If the conditions precedent referred to in Section 4.1.2  are not satisfied on or before the Target Closing Date, this Agreement shall expire. If the conditions precedent referred to in Section 4.1.2 are satisfied before the Target Closing Date the Closing shall take place on the date determined pursuant to this Agreement (“Closing Date”), even if the Closing Date would occur after the Target Closing Date.

4.2.2.
If the conditions precedent referred to in Section 4.1.2 are satisfied not later than on 10th (tenth) Business Day prior to the Target Closing Date, the Closing shall take place on the Target Closing Date. If the conditions precedent referred to in Section 4.1.2 are satisfied later than on the 10th (tenth) Business Day prior to the Target Closing Date, the Closing shall take place within the next 10 (ten) Business Days irrespective of the Target Closing Date.

4.2.3.
Notwithstanding the above, the Purchaser shall be entitled, provided that all Purchaser’s Transacting Affiliates waive their rights to obtain the Affiliated Conforming Tax Rulings, to waive the condition referred to in Sections 4.1.2(b) in which case it will be considered as non existing (Polish: niezastrzeżony). In such case the Closing will occur within 20 (twenty) Business Days from the receipt by the Seller and Seller’s Transacting Affiliates of a waiver notice issued by the Purchaser and Purchaser’s Transacting Affiliates notifying the Seller and the Seller’s Transacting Affiliates about the waiver.

4.2.4.	The Closing shall take place on a Business Day in the offices of Salans D. Oleszczuk Kancelaria Prawnicza sp. k. in Warsaw unless the Parties agree otherwise.

4.3.	Postponement of the Closing Date

4.3.1.
Either Party shall be entitled to postpone the Closing Date, but only once and only for the reasons specified in this Agreement. Unless Section 7.3 or 7.4 applies, the Closing Date shall be postponed by a period of not more than 10 Business Days as stated in the notice postponing the Closing Date ("Postponement Notice"). The Postponement Notice is effective only if signed by a given Party jointly with all of its Transacting Affiliates in accordance with the form attached hereto as Schedule 4.3.1 To avoid doubts the Postponement Notice may be signed in counterparts.

4.3.2.	The Postponement Notice shall be sent as soon as possible but not later than on the Closing Date or the Closing Date as postponed by the other Party, as the case may be.

4.3.3.
If both Parties send Postponement Notices prior to the originally Scheduled Closing Date, in accordance with Section 4.3.2, the Postponement Notice providing for a longer period of postponement of the Closing Date shall prevail and be binding for the both Parties.

4.3.4.	There should be no further postponements of the Closing.

4.3.5.	Subject to Section 4.3.6, the Closing Date may be postponed only for one of the following reasons:

(a)	by the Purchaser for the reasons specified in Section 5.12 and 6.6,

(b)	by the Seller for the reasons specified in Section 5.14, and

4.3.6.	Notwithstanding the above the Closing Date shall be automatically postponed in the circumstances specified in and in accordance with Section 7.3 and 7.4.

4.4.	Closing

On the Closing Date, the following actions shall occur in such order as set forth below:

4.4.1.	Simultaneously with the execution by Transacting Affiliates of all the Final Transaction Documents, the Seller shall execute with the Purchaser the Final Agreement;

4.4.2.
Simultaneously with the execution by Transacting Affiliates of all the Final Transaction Documents and by the Seller and the Purchaser of the Final Agreement, Prologis European Holdings X Sarl, incorporated under the laws of Luxembourg, shall execute the suretyship referred to in Section 6.6.2 and deliver it to the Purchaser;

4.4.3.	Simultaneously with the execution of the Final Agreement, the Parties shall sign the Instruction;

4.4.4.	The Parties shall sign such documents as are necessary to change the authorized signatories for the bank accounts of the Company;

4.4.5.
The Purchaser shall execute a notification of the transfer of the Shares and deliver such notification, addressed to the management board of the Company, together with a copy of the Final Agreement; the Seller shall procure that a person authorized by the management board of the Company will be present at the Closing and will confirm the delivery of said notification;

4.4.6.
The Seller shall deliver to the Purchaser all of the documents of the Company including: (i) the originals of all Leases, any annexes thereto and all written correspondence with the Tenant including hand-over protocols, and (ii) the originals of all Collateral Documents, (iii) the Drawings, (iv) agreements regarding Property and facility management for the Buildings, (v) utilities and services agreements and (vi) all the manuals for the Buildings, (vii) the building log (książka obiektu) for the Buildings, (viii) construction related permits, and (ix) other documents possessed by the Company;

4.4.7.
The Purchaser, as the new sole shareholder of the Company, shall pass a shareholder's resolution and revoke Messrs. Ben Bannatyne and Peter Andrew Whiskerd-Węgorzewski as the members of the Management Board of the Company, and shall procure that the Company shall unconditionally and irrevocably discharge and waive their claims against Ben Bannatyne and Peter Andrew Whiskerd-Węgorzewski but, for the avoidance of doubt, such resolution shall not limit, prejudice or otherwise impair the agreements, covenants or obligations of the Seller hereunder;

4.5.	Entire Transaction

The Parties and their respective Transacting Affiliates treat, from the business perspective, the transaction contemplated by this Agreement and transactions contemplated by the Preliminary Transaction Documents as one transaction between two groups of companies. Therefore the Parties agreed that the Final Agreement shall be signed simultaneously with all the Final Transaction Documents and each Party may withhold from signing the Final Agreement if any of the other Party's Transacting Affiliates refuses or withholds from signing of any other Final Transaction Document.

5.	PRICE, SETTLEMENT OF PAYMENTS

5.1.	Price

The purchase price (the "Price") for the Shares shall be the Base Price in the amount of EUR 19,406,778 (nineteen million four hundred six thousand seven hundred seventy eight Euro), adjusted, as of the Closing Date as follows:

(a) PLUS:	(b) CASH IN BANK ACCOUNTS OF THE COMPANY NOT EXCEEDING PLN 200 000 (TWO HUNDRED THOUSAND POLISH ZLOTYS),
(c) PLUS:	(d) TRADE AND OTHER SHORT-TERM RECEIVABLES,
(e) PLUS:	(f) VAT RECEIVABLES (IF ANY),
(g) PLUS:

(h) PREPAID COSTS, DEFERRED COSTS AND PREPAYMENTS (CZYNNE ROZLICZENIA MIĘDZYOKRESOWE) OF WHICH THE COMPANY IS THE SOLE ECONOMIC BENEFICIARY, AS NOTIFIED BY THE SELLER TO THE PURCHASER ON THE CLOSING DATE, EXCEPT FOR DEFERRED TAX ASSETS AND DEFERRED AGENTS FEES,

(i) MINUS:	(j) PROVISIONS, INCLUDING PROVISIONS FOR TAX LIABILITIES (INCLUDING CIT TAX) RESULTING FROM REPAYMENT OF THE BANK LOAN AND SHAREHOLDER’S LOANS AS OF THE CLOSING DATE;
(k) MINUS:	(l) LIABILITIES, INCLUDING ACCRUED TAX LIABILITIES AND THE BANK LOAN AND SHAREHOLDER’S LOANS (INCLUDING ACCRUED INTEREST),
(m) MINUS:	(n) DEFERRED INCOME AND ACCRUED EXPENSES (BIERNE ROZLICZENIA MIĘDZYOKRESOWE),
(o) MINUS:	(p) VALUE OF DEFECTS (LISTED IN SCHEDULE 6.1.5.) THAT HAVE NOT BEEN REMOVED PRIOR TO THE CLOSING DATE. THE VALUE OF EACH DEFECT IS SPECIFIED IN SCHEDULE 6.1.5.

5.2.
Except as otherwise provided herein, the Initial Price and the Price shall be determined based on respective balance sheets prepared in accordance with PAS, consistently applied, and shall be determined by normal year-end adjustment procedures.

The Parties agreed that the following rules shall apply for the purposes of preparing the Price Statement, the Final Balance Sheet and the Price Calculation:

5.2.1.
All amounts expressed in PLN shall be converted to EUR pursuant to the average exchange rate of the National Bank of Poland applicable on the Closing Date (for the purpose of preparation of the Final Balance Sheet and Price Calculation and as of the date of the Price Statement (for the purpose of preparation of the Price Statement). All amounts expressed in EUR or as equivalent of amounts in EUR shall be taken into account in their nominal EUR values. All amounts expressed in PLN (for the accounting purposes) which correspond with liabilities and/or receivables expressed in EUR or as equivalent of amounts in EUR shall be taken into account in their nominal EUR values.

5.2.2.
The Seller shall procure that the Interim Balance Sheet is delivered to the Auditor for its review and audit not later than on 20 February 2012. The Purchaser shall deliver to the Seller the remarks of the Auditor to the reviewed Interim Balance Sheet.

5.3.
The Initial Price shall be the Base Price adjusted, on the basis of the Interim Balance Sheet prepared by the Company in accordance with PAS, in accordance with Section 5.1. The Interim Balance Sheet shall be prepared in accordance with the requirements applicable for the end of the financial year balance sheets under PAS. The Initial Price and its calculation shall be set out in the form of a price statement (“Price Statement”) delivered to the Purchaser for its comments. The calculation of the Initial Price shall be made diligently and in good faith. The Seller shall consult with the Purchaser and act reasonably in addressing the Purchaser's comments to the draft Price Statement. The Seller shall deliver to the Purchaser the draft Price Statement on 27 February 2012 at the latest and the Purchaser shall inform the Seller about its objections within the following 10 (ten) Business Days. The Initial Price shall be the  price payable for the Shares for the purpose of the transfer of the Shares to the Purchaser in accordance with the Final Agreement.

5.4.	Price

The Price shall be calculated in accordance with the formula set out in Section 5.1 on the basis of the balance sheet as of the Closing Date prepared by the Seller within 14 (fourteen) Business Days from the last day of the calendar month during which the Closing Date will have occurred ("Final Balance Sheet"). The Seller shall prepare and deliver to the Purchaser a calculation of the Price together with the Final Balance Sheet ("Price Calculation").

5.5.	Adjustment Regarding the Final Balance Sheet

5.5.1.
The Final Balance Sheet shall be prepared by the Seller at its cost and, in so far as additional requirements are not explicitly provided for otherwise herein below, in accordance with PAS (except as otherwise provided in Section 5.1) as well as in accordance with the lawful accounting policies applied by the Company until 31 December 2011. During the period from the Closing Date to the date the Seller provides the Final Balance Sheet and Price Calculation to the Purchaser, the Purchaser shall, and shall ensure that the Company shall, promptly provide the Seller with all information reasonably requested (in their respective possession or control) relating to the Company, including access at reasonable times to the Company’s books and records in their respective possession, and all co-operation and assistance, as may in any such case be reasonably required to enable the Seller to prepare the Final Balance Sheet. In addition, the Final Balance Sheet shall show all assets, debts and liabilities of the Company as of the Closing Date.

5.5.2.
The Purchaser may (but is not obliged to) deliver the Final Balance Sheet and Price Calculation to the Auditor for review. In that case the Purchaser shall procure that the Final Balance Sheet and the Price Calculation shall be reviewed by the Auditor not later than within 20 (twenty) Business Days from the date of the receipt of the Final Balance Sheet and the Price Calculation by the Auditor and the Auditor shall provide the Parties with a memorandum of such calculation within the above 20 (twenty) Business Day term ("Price Memorandum"). The Purchaser shall cause that the Auditor reviews the Final Balance Sheet and Price Calculation in accordance with Section 5.1 of this Agreement as well as with PAS (except as otherwise provided in Section 5.1) and the lawful accounting policies applied by the Company until 31 December 2011. The Price Calculation will become final and binding on the Parties, if the Auditor does not deliver to the Seller the Price Memorandum within 27 (twenty seven) Business Days after delivery of the Final Balance Sheet and the Price Calculation to the Purchaser. Within 15 (fifteen) Business Days following the delivery of the Price Memorandum prepared by the Auditor to the Seller, the Seller may deliver to the Purchaser a written notice specifying in reasonable detail the matter to which the Seller objects and the basis for the objection (the “Objection Notice”). Within 7 (seven) Business Days after receipt of the Objection Notice, the Purchaser may submit the Final Balance Sheet together with the Price Calculation, the Price Memorandum and the Objection Notice to PricewaterhouseCoopers sp. z o. o., or if PricewaterhouseCoopers sp. z o. o. refuses to accept such assignment, to TPA Horwath Horodko Audit sp. z o.o. ("Accounting Expert") and notify the Seller thereof. The calculation of the Price in the Price Memorandum will become final and binding on the Parties, if (i) the Seller does not deliver to the Purchaser the Objection Notice pursuant to this Section 5.5.2 or (ii) the Purchaser does not submit the Final Balance Sheet, the Price Calculation, the Price Memorandum and the Objection Notice to the Auditor within 7 (seven) Business Days following the delivery of the Objection Notice to the Purchaser. The Parties shall cause that the Accounting Expert takes into account the information provided by both Parties and the Auditor as well as the Objection Notice and the lawful accounting policies applied by the Company until 31 December 2011 and deliver to the Parties a written determination of the Price pursuant to the formula referred to in Section 5.1 ("Expert’s Statement"). The Parties shall exercise their best efforts in order to cause that the Accounting Expert delivers the Expert’s Statement to both the Seller and the Purchaser not later than 45 (forty five) days after the delivery of the Final Balance Sheet, Price Calculation, Price Memorandum and the Objection Notice to the Accounting Expert. The Expert’s Statement shall be final and binding on the Parties in respect of the amount of the Price. During the period from the date of appointment of the Accounting Expert to the date the Expert’s Statement becomes final and binding on the Parties, the Purchaser and the Seller shall promptly provide the Accounting Expert with all information reasonably requested (in their respective possession or control) relating to the Company, including access at reasonable times to the Company’s books and records, and all co-operation and assistance, as may in any such case be reasonably required to enable the Accounting Expert to determine the Price. The costs of the Auditor are to be borne by the Purchaser. If the position of the Seller as presented in the Objection Notice is confirmed by the Accounting Expert, the costs of the Accounting Expert shall be borne by the Purchaser. If the position of the Auditor, as presented in the Price Memorandum is confirmed by the Accounting Expert, the costs of the Accounting Expert shall be borne by the Seller. If neither the Seller's position nor the Auditor’s position is fully confirmed by the Accounting Expert, the costs of the Accounting Expert shall be borne by both Parties pro rata according to the following formulas:

SSAC=	|(PC-AS)|	x100%
|(PC-AS)|+|(PM-AS)|

BSAC=	|(PC-AS)|	x100%
|(PC-AS)|+|(PM-AS)|

Where:

SSAC means Seller's share in the Accounting Expert's costs;

BSAC means Purchaser's share in the Accounting Expert 's costs;

PC means price given in the Price Calculation;

PM means price given in the Price Memorandum; and

AS means price given in the Expert’s Statement.

5.5.3.	Subject to the last sentence of this Section 5.5.3, in the event:

(a)
the Initial Price is less than the Price, the Purchaser shall, within 10 (ten) Business Days following the final determination of the Price in accordance with Section 5.5.2, transfer to the Seller an amount equal to the excess of the Price over the Initial Price; or

(b)
the Initial Price is greater than the Price, the Seller shall, within 10 (ten) Business Days following the final determination of the Price in accordance with the Section 5.5.2, transfer to the Purchaser an amount equal to the excess of the Initial Price over the Price.

The Parties will amend the Final Agreement to reflect any adjustment of the Initial Price, provided that there shall be no adjustment of the Price pursuant to Sections 5.5.2 and 5.5.3 if the difference between Initial Price and the Price does not exceed EUR 15,000 (fifteen thousand Euro).

5.5.4.	The price adjustment calculated pursuant to Sections 5.5.2 and 5.5.3 shall be made in EUR and there shall be no further adjustments of the Price under this Section 5.5, (for the avoidance of doubt).

5.6.	Refinancing of the Shareholders Loans and Bank Loans

The Company is a party (as debtor) to the Shareholder’s Loans and Bank Loan. In addition to any payment made to the Seller as the Initial Price, the Purchaser will or procure that Purchaser’s Affiliate or Financing Bank will, at and subject to the Closing, provide a loan or other form of financing to the Company to enable the Company to pay the Shareholder Loans Pay-Off Amounts to the Shareholder and the Bank Receivables to the Bank. Such Purchaser’s financing in the form of the loans shall be granted following the acquisition of the Shares by the Purchaser.

5.7.
The Purchaser shall pay the Deposit to the USD Escrow Account opened on the date of this Agreement. The Deposit is to secure Purchaser's commitment to exercise the transaction contemplated by this Agreement. If the Deposit is not paid to the USD Escrow Account on or prior to 12 January 2012, the Seller shall be entitled to rescind this Agreement with immediate effect.

5.8.
If the Final Agreement is signed, the Deposit shall be repaid to the Purchaser on the Closing Date following the execution of the Final Agreement, provided that the Purchaser may prior to the Closing convert the Deposit to EUR in which case the converted Deposit may be used to pay a portion of the Initial Price. In the case the Purchaser wishes to convert the Deposit to EUR, the Parties shall execute and deliver to RBS Bank (Polska) S.A. a joint instruction to transfer the Deposit to the designated Escrow Account.

5.9.
If the Closing does not occur on or prior to 31 March 2012, the Deposit shall be repaid to the Purchaser on 16 April 2012 unless the Seller notifies the Escrow Agent prior to 16 April 2012 that it is entitled to the contractual penalty specified in Section 7.7 and delivers a copy of a writ (with paid arbitration fee) of the Seller against the Purchaser. If a writ is delivered to the Escrow Agent, the Deposit shall be released pursuant and in accordance with the arbitration award (or settlement) upon a joint instruction of the Seller and the Purchaser, or upon the withdrawal of the above writ by the Seller.

5.10.
The Seller shall procure that, within 30 (thirty) days from the signing of this Agreement, the Company shall issue and deliver to the Purchaser the written consents entitling the Purchaser to apply to the relevant public authorities for:

5.10.1.
a certificate relating to the Company issued by the tax office appropriate for the Seller pursuant to Article 306a of the Tax Ordinance dated 29 August 1997, confirming that the Company is not in arrears with respect to relevant taxes;

5.10.2.
a certificate relating to the Company issued by the branch of the Social Insurance Institution (ZUS) and by the National Disabled Persons Rehabilitation Fund (PFRON) pursuant to Article 306a of the Tax Ordinance dated 29 August 1997, confirming that the Company does not default on the payment of social insurance contributions or contributions to PFRON or is not registered in ZUS and/or PFRON; or the Company will deliver the certificate issued in accordance with Article 217 of the Code of Administrative Procedure issued by the branch of the Social Insurance Institution (ZUS) and by the National Disabled Persons Rehabilitation Fund (PFRON) confirming that the Company does not default on the payment of social insurance contributions or contributions to PFRON or is not registered in ZUS and/or PFRON;

5.10.3.
certificates relating to the Company issued by the municipalities in which the Company owns or leases real properties, issued pursuant to Article 306a of the Tax Ordinance dated 29 August 1997, confirming that the Company is not in arrears with respect to local taxes; and

5.10.4.
a certificate relating to the Company issued by the customs office appropriate for the Company, pursuant to Article 306a of the Tax Ordinance dated 29 August 1997, confirming that the Company is not in arrears with respect to excise duty and customs duty and to collect those certificates before the Closing Date (“Certificates”).

5.11.
The Purchaser will use its reasonable efforts to obtain such Certificates prior to the Closing Date. In the event any such Certificate states that the Company owes any amounts to an issuer of such a Certificate, the amount stated on such a Certificate shall deduct the Initial Price at Closing to the extent it has not been taken into account during calculation of the Initial Price.

5.12.	Postponement of the Closing Date

If the Purchaser is unable to obtain the Certificates within the prescribed time, the Purchaser shall decide whether to sign the Final Agreement at the Closing Date or whether to postpone the Closing Date.

5.13.	Acquisition Bank Loan

5.13.1.
Purchaser’s obligation to purchase the Shares is not subject to third party financing and the Purchaser does have financial means to meet its obligations under this Agreement. However, the Purchaser intends to obtain the Acquisition Bank Loan to finance part of the Price. If any such finance is not obtained it shall not limit or otherwise prejudice Purchaser’s obligations under this Agreement to acquire the Shares and pay the Price.

5.13.2.
The Purchaser shall inform the Seller, not later than by 31 January 2012, if any portion of the Price is going to be financial pursuant to the Acquisition Bank Loan. Failure to inform the Seller about the Acquisition Bank Loan by the above deadline shall mean that the Price shall be in full paid by the Purchaser.

5.13.3.	In the event the Purchaser is granted the Acquisition Bank Loan, the Acquisition Bank Loan shall be released from the Escrow Account only subject to:

(a)	execution of the Final Agreement by the Parties, and

(b)
execution by the Purchaser of all mortgages securing the Acquisition Bank Loan and filing of the mortgages with the with the relevant land & mortgage register maintained for the Property, and such filing shall be confirmed by an excerpt from the said register disclosing annotation confirming such filing.

5.13.4.
The Parties shall cooperate in good faith to enable the Purchaser to be able to use external financing to pay the Price (or part thereof) however the Company will not be in a position to establish mortgages securing the Acquisition Bank Loan prior to the Closing Date.

5.14.	Escrow Accounts

Notwithstanding Section 4.1 and any other provision of this Agreement, the Seller shall not be bound to sing the Final Agreement unless the Purchaser complies with the following obligations:

5.14.1.
the Purchaser pays or procures the payment to the Escrow Account and delivers to the Seller at least 3 (three) Business Day prior to the Closing a statement issued by the Escrow Agent confirming that the Initial Price (including the amounts to be disbursed pursuant to the Acquisition Bank Loan if any) are deposited in full in EUR on the Escrow Accounts and if applicable under Section 5.7 on USD Escrow Account.

5.14.2.	the Purchaser and Purchaser's Transacting Affiliates sign the Instruction simultaneously with the Final Transaction Documents,

provided that if the Purchaser fails to comply with Section 5.14.1 and/or 5.14.2 the Seller shall be entitled to postpone the Closing Date or rescind the Agreement for the Purchaser's breach of the Agreement. If the Purchaser fails to comply with Section 5.14.1 and/or 5.14.2 by the Closing Date postponed as per the Seller's Postponement Notice, the Seller shall be entitled to rescind this Agreement with immediate effect.

6.	COVENANTS OF THE SELLER

6.1.	During the period between the date of this Agreement and the Closing Date, the Seller shall procure that the Company shall:

6.1.1.
continue to manage the Property in an efficient and businesslike manner (including without limitation, maintaining all Policies that are presently in effect with respect to the Company and the Property), and, in particular, shall continue to provide such services to the Buildings and the Property as the Company is obliged to provide under the terms of the relevant Leases,

6.1.2.
apply to the issuers of Non-Assignable Collateral Documents to obtain their consent to assign such Non-Assignable Collateral Documents to subsequent owners of the Buildings and financial institutions financing such owners, and use reasonably efforts to obtain, without obligation to obtain such consent.

6.1.3.	terminate Service Agreements with an effect prior to the Closing Date,

6.1.4.
as far as Returns are due (taking into account applicable extensions) until 10 days after Closing Date, shall prepare draft of these Returns in a way that it or the Purchaser is able to file these Returns in due time without exceeding time and effort,

6.1.5.	remove defects listed in Schedule 6.1.5. If there is a dispute whether a defect has been removed, any of the Parties may appoint Construction Expert.

6.2.	The Seller shall procure that the Company shall not, without a prior written consent of the Purchaser:

6.2.1.
enter into any new lease agreement relating to the Property (or any part thereof) or into any amendment to any of the Leases, or to any agreement that would provide any undertaking to terminate or amend any of the Leases;

6.2.2.	terminate, execute or modify any Leases;

6.2.3.	transfer, waive or encumber its rights and receivables under the Lease(s);

6.2.4.
dispose of the Property (or any part thereof) or any of the Movables, to any third party, or establish any Encumbrance on the Property (or part thereof); or enter into any agreement pursuant to which the Seller would undertake to dispose or encumber the Property (or any part thereof) or any of the Movables;

6.2.5.	transfer, waive, modify or encumber any of the rights that will be assigned to the Purchaser;

6.2.6.	make any material changes to the Property (or any part thereof);

6.2.7.	borrow any monies in excess of EUR 10,000 (ten thousand Euro);

6.2.8.
acquire, or agree to acquire, any asset involving a capital expenditure or liability, unless such asset is necessary for the proper maintenance of the Buildings or for the Company's compliance with its obligations;

6.2.9.	grant any easements or usufruct rights, issue any security, suretyship, guarantee; promissory note etc;

6.2.10.	sell, lease, transfer or otherwise dispose of any of its assets (other than the Property) or rights, or agree do so, or grant an option to do so;

6.2.11.	enter into, amend or terminate or agree to enter into, amend or terminate any of the Material Contracts;

6.2.12.	create, or agree to create, any security interest on or over all or any of the Company's assets or receivables or future receivables;

6.2.13.	employ any person;

6.2.14.	carry out any redevelopment of the Buildings;

6.2.15.	grant or incur loans, or issue of a collateral;

6.2.16.	relinquish or waive any claims of the Company or recognize any debts of the Company;

6.2.17.	change the accounting principles applied by the Company; or

6.2.18.	take any other actions which would have a negative impact on the turnover, profitability, financial position or prospects of the Company.

6.3.	The Seller undertakes not to:

6.3.1.	establish any Encumbrance on the Shares;

6.3.2.	amend the Company’s Articles of Association;

6.3.3.	redeem any of the Shares;

6.3.4.	dispose of any of the Shares;

6.3.5.	pay dividends or return additional payments nor adopt resolutions to this effect;

6.3.6.	enter into any agreement pursuant to which the Seller would undertake to dispose or encumber any of the Shares; and/or

6.3.7.	make or change any Tax election, change any of its Tax methods or principles or settle any Tax audit, examination or other proceeding.

6.4.
The Seller shall promptly notify the Purchaser and supply copies of any correspondence with the Tenant connected with the Lease(s), which is related to the invalidation, ineffectiveness, termination, breach, rent reduction or re-negotiation of any of the Lease(s) and will provide information on any circumstances which may lead to consequences, as above.

6.5.
The Seller shall, until the Closing Date, not terminate currently maintained insurance Policies for the Property and shall pay all related premiums as required effective insurance cover for the Property.

6.6.	The Seller shall:

6.6.1.	use its best efforts to obtain not later than 5 (five) Business Days prior to the Closing Date the Bank Pay-Off Letter, and

6.6.2.
procure that a suretyship (Polish: poręczenie) is given, simultaneously with the execution of the Final Agreement by Prologis European Holdings X Sarl, incorporated under the laws of Luxembourg, materially in a form attached hereto as Schedule 6.6.2, capped with the amount of the Initial Price, to secure the obligations of the Seller under the Final Agreement; together with a legal opinion issued by a reputable law firm confirming that Prologis European Holdings X Sarl, incorporated under the laws of Luxembourg, may issue such guarantee, under the Luxembourg law, confirming the legal ability of said fund and due authorization of individuals acting on behalf thereof in respect of the issuance of said guarantee (the capacity and authority opinion),

6.6.3.	procure that all Leases and Collateral Documents if it has been assigned to the Bank, shall be reassigned unconditionally back to the Company prior to the Closing Date, and

6.6.4.
cooperate with the Company and will procure that the Company will provide necessary assistance to the Purchaser, prior to the Closing Date, to prepare migration the electronic accounts of the Company to the computer system of the Purchaser after the Closing Date without undue delay.

provided that if the Seller fails to comply with Section 6.6.1 and/or 6.6.2 and/or 6.6.3, the Purchaser shall be entitled to postpone the Closing Date. If the Seller fails to comply with Section 6.6.1 and/or 6.6.2 and/or 6.6.3 by the postponed Closing Date as stated in the Purchaser's Postponement Notice, the Purchaser shall be entitled to rescind this Agreement with immediate effect.

6.7.
The Seller shall procure that the Collateral Money is on the Closing Date in the amount as required by applicable Leases, and if it would be in the lower amount, the Company shall require the Tenant listed in Schedule 6.7 to top up the Collateral Money up to the amounts required pursuant to the applicable Leases and specified in Schedule 6.7.

6.8.
If the Company, despite its efforts fails to receive the deposits from the Tenant that would result in the Collateral Money being in compliance with the respective Leases (such amounts to be received by the Company shall be referred to as the “Collateral Money Shortfalls”) the Seller, pursuant to Art. 876 and following of the Polish Civil Code (Dz. U. of 1964, No. 16, item 93, as amended) will grant on the Closing Date simultaneously with the execution of the Final Agreement, a suretyship (Polish: poręczenie) to the Company for the payments of the Tenant whose obligations will be secured on the Closing Date by Collateral Money provided the amount of such Collateral Money is not in compliance with the respective Lease. The suretyship shall be granted for the time until the end of the term of relevant Leases but shall  expire when Collateral Money Shortfalls are paid to the Company. The liability of the Seller under such suretyship shall be limited to the Collateral Money Shortfalls existing on the Closing Date.

6.9.
To secure the performance by the Seller of its obligations under the above suretyship, the Purchaser shall retain from the Initial Price the amount that shall be the aggregate of the Collateral Money Shortfalls existing on the Closing Date. The retention shall be released to the Seller from the Escrow Account in tranches in the amounts equal to the amounts of Collateral Money Shortfalls received by the Purchaser from the Tenant.

6.10.	The Seller undertakes to deliver to the Purchaser within 7 Business Days before the Closing Date:

6.10.1.
The following decisions: (i) construction permit no. 171/2007 dated 8 March 2007 regarding an area in Kępińska Street (gas pipeline), (ii) construction permit regarding sanitary and rain installation no. 1444/2007 dated 10 August 2007 and decision Nr-I-D-2/3/07, (iii) decision regarding water network in Żmigrodzka street area no. I-D-324/07, (iv) decision regarding water network, water connection and water meter well in Kępińska street area attached to decision no. I2490/7, (v) building permit for gas in Żmigrodzka street area no. I-D-76/07;

6.10.2.	the certificate regarding designation of the Property in zoning plan or the certificate confirming that there is no zoning plan for the area covered by the Property;

6.10.3.	excerpt form building record (kartoteka budynków) which will indicate the Land is developed by the Buildings.

7.	RIGHT OF RESCISSION

7.1.	The Purchaser shall be entitled to rescind (Polish: odstąpienie) this Agreement with an immediate effect in the event any of the below occurs:

7.1.1.
any of the Seller’s Warranties proves to be or becomes untrue and the Seller does not remedy such Breach prior to the Closing Date; in particular in the event that a compulsory mortgage is established over the Property or applied for or an enforcement proceeding is initiated by any competent authority or body against the Property or any other application was registered in the relevant land & mortgage register in relation to the Property (other than the ones resulting from this Agreement);

7.1.2.
the Seller has breached, any of its obligations under Section 6.1, 6.2 or 6.3 and the Seller does not remedy that breach within 10 (ten) Business Days following the receipt of the Purchaser’s notice in this respect;

7.1.3.	the Seller fails to execute the Final Agreement; and/or

7.1.4.	in the circumstances specified in Section, 6.6, 7.2, 7.3, 7.4 and/or 9.3.

provided that the Purchaser shall be entitled to rescind this Agreement pursuant to any of the above reasons, save for right of recession referred to in Section 9.3, until 31 May 2012 but no longer than until the signing of the Final Agreement.

7.2.
If the Property, any of the Affiliated Properties, or any part thereof is damaged and the damage is not fully repaired prior to the Closing Date, and provided that either the aggregate costs of repair of a damage to the Property and Affiliated Properties (including construction costs, architects fees and project management and coordination fees) exceed EUR 3,000,000 (three million Euro) or the aggregate costs of repair of a damage to the Property (including construction costs, architects fees and project management and coordination fees) exceed EUR 500,000 (five hundred thousand Euro), then either Party shall have the right to rescind the Agreement. If none of the Parties rescinds the Agreement, and the Property was damaged then the Parties shall sign the Final Agreement and:

7.2.1.	the Price (a part attributed to the Buildings) shall be decreased by any deductible under the above insurance policy, and

7.2.2.
to the extent not covered by the proceeds from the insurance policy the Seller shall indemnify the Purchaser against a reasonable construction costs, architects fees as well as project management and coordination fees, and

7.2.3.	the Seller shall indemnify the Purchaser in the Final Agreement against any reduction in the rental income resulting from the damage not being rectified after the execution of the Final Agreement.

7.3.
If the Property, any Affiliated Property or any part thereof is damaged and the damage is not repaired prior to the Closing Date, but neither the aggregate costs of repair of a damage to the Property and Affiliated Properties (including construction costs, architects fees and project management and coordination fees) exceed EUR 3,000,000 (three million Euro) nor the aggregate costs of repair of a damage to the Property (including construction costs architects fees and project management and coordination fees) exceed EUR 500,000 (five hundred thousand Euro), and provided that the Property is damaged, then the Company will collect the insurance proceeds and shall manage and procure the repair of the damage and the Closing Date shall be postponed until the removal of such damage (the Closing Date shall be then on the 10th (tenth) Business Day following the removal of such damage) but if such damage is not completely removed within 1 (one) month from the originally Scheduled Closing Date, the Purchaser shall be entitled either to rescind this Agreement or require the Seller to sign the Final Agreement in which case:

7.3.1.	the Company shall remain obliged to completely repair the damage within 10 (ten) Business Days following signing of the Final Agreement,

7.3.2.
the Purchaser shall withhold from the Initial Price the amount equal to 150% (one hundred and fifty percent) of the estimate of the aggregate costs of repair of a damage to the Property existing at the time (including architects fees and project management and coordination fees), as a security for the performance of the obligations of the Seller as specified in Section 7.3.1. that should be released to the Seller upon the completion of the removal of the damage or could be used by the Purchaser, if such damage is not completely rectified within 30 (thirty) Business Days from the execution of the Final Agreement, to cover the costs of such repairs, and

7.3.3.	the Seller shall indemnify the Purchaser in the Final Agreement against any reduction in the rental income resulting from the damage not being rectified after the execution of the Final Agreement.

7.4.
If the Property is not damaged but any Affiliated Property or any part thereof is damaged and the damage is not repaired prior to the Closing Date, but the aggregate costs of repair of a damage to the Affiliated Properties (including construction costs, architects fees and project management and coordination fees) does not exceed EUR 3,000,000 (three million Euro) the Closing Date shall be postponed until the removal of such damage (the Closing Date shall be then on the 10th (tenth) Business Day following the removal of such damage) but if such damage is not completely removed within 1 (one) month from the original Closing Date, the Purchaser shall be entitled to rescind this Agreement.

7.5.
If the Purchaser rescinds this Agreement pursuant to Section 7.1 due to circumstances for which the Seller is liable (and for the avoidance of doubt the Seller shall remain liable for acts and omissions of its contractors), the Seller shall be obliged to pay the Purchaser a contractual penalty in the amount of EUR 2,000,000(two million Euro). The rescission by the Purchaser for the reasons specified in Section 6.6.2 and/or 6.6.3, 7.1.1, 7.1.2, and/or 7.1.3, shall be deemed to be due to circumstances for which the Seller is liable. The Seller irrevocably waives the right to claim a reduction of the contractual penalty referred to in Art. 484 par. 2 of the Civil Code.

7.6.	The Seller shall be entitled to rescind (Polish: odstąpienie) this Agreement:

7.6.1.	if any of the Purchaser’s representations and/or warranties specified in Section 3 proves to be or becomes untrue and the Purchaser does not remedy such breach prior to the Closing Date;

7.6.2.	the Purchaser fails to sign the Final Agreement; and/or

7.6.3.	in the circumstances specified in Section 5.7, 5.14, and/or 7.2;

provided that the Seller shall be entitled to rescind this Agreement pursuant to any of the above reasons until 31 May 2012 but no longer than until the signing of the Final Agreement.

7.7.
If the Seller rescinds the Agreement due to the reasons for which the Purchaser is liable for, the Seller shall be entitled to the contractual penalty in the amount of USD 3,785,000 (three million seven hundred eighty five thousand U.S. dollars).The Purchaser irrevocably waives the right to claim a reduction of the contractual penalty referred to in Art. 484 par. 2 of the Civil Code. The rescission by the Seller for the reasons specified in Section 7.6.1, 7.6.2 and/or 5.14 shall be deemed to be due to circumstances for which the Purchaser is liable (and for the avoidance of doubt the Purchaser shall remain liable for acts and omissions of its contractors).

7.8.
This Agreement shall automatically expire, except for the provisions specified in the next sentence, if any of the Transacting Affiliates rescinds the relevant Preliminary Transaction Document. The provisions which shall not expire pursuant to this Section shall be Sections 7.7 - 7.8, 12.7 and 12.9 that shall still be binding the Parties.

7.9.
In the event that either Party rescinds this Agreement, the obligations to pay contractual penalties, the obligation to indemnify the other Party for the breach of the Agreement, as well as confidentiality obligation as set out in Section 12.7 and the arbitration clause as set out in Section 12.9 shall remain valid and enforceable.

8.	PURCHASER’S REMEDY

8.1.	General

The Seller shall indemnify and hold harmless (Polish: zwolni z odpowiedzialności oraz naprawi szkodę) the Purchaser against Losses resulting from any of the Warranties being untrue ("Breach") on the Closing Date. Subject to the limitations described in this Sections 8, the liability of the Seller for a Breach of the Warranties shall be on the "risk basis" and shall apply irrespective of the existence or non-existence of negligence or fault of the Seller. The limitations of the Seller’s liability for the Breach do not apply to the Breach resulting from a gross negligence or an intentional fault of the Seller. The Parties pursuant to Article 558 of the Polish Civil Code exclude liability of the Seller under the statutory warranty for legal defects of the Shares.

8.2.	Time limits

The Seller shall not be liable in respect of any claim for falsity of a Warranty ("Claim"), unless the Purchaser delivers a written notice of a Breach to the Seller (setting out the matter which gives rise to its Claim):

8.2.1.
in the case of any Claim under the Warranties specified in Sections 2.1.1 - 2.1.5, 2.1.16, 2.1.17 or their equivalent in the Final Agreement, on or before the date that is 42 (forty two) months from the Closing Date;

8.2.2.	in the case of any Claims under any of the Warranties specified in Section 2.1.20 on or before the expiration of any applicable statute of limitations;

8.2.3.	in the case of any Claim under any Warranties other than Warranties specified in Sections 8.2.1 and 8.2.2, on or before the date that is 24 (twenty four) months from the Closing Date.

8.3.	Monetary limits on the Seller’s liability

The Seller shall not be liable:

8.3.1.
in respect of the Losses resulting from any breach of the Warranties stipulated in Sections 2.1.1 - 2.1.5, 2.1.16, 2.1.17, 2.1.20, 2.1.24 or their equivalent in the Final Agreement, in any part exceeding the Price;

8.3.2.	in respect of any other Losses resulting from any breach of any Warranties other then mentioned in Section 8.3.1, in any part exceeding the 25% (twenty five percent) of the Price;

provided however that the Seller's liability for Losses, whether resulting from a breach any and all Warranties under this Agreement or the Final Agreement, or breach of any covenants, shall not exceed the equivalent of the Price in the aggregate.

8.4.	Aggregate Minimum Claims

The Seller shall not be liable in respect of any Losses resulting from a Breach of Warranties or breach of Covenants or Losses claimed pursuant to Section 8.6.4, unless the sum of all Losses exceeds EUR 30,000 (thirty thousand Euro), in which case the Seller shall be liable for the entire amount of such Losses and not merely the excess above the amount of EUR 30,000 (thirty thousand Euro). The limitation specified in this Section 8.4 does not apply to the obligations of the Seller pursuant to Section 8.6.2.

8.5.	Seller's Remedy

8.5.1.
The Purchaser hereby agrees that it shall be liable to indemnify and to hold harmless the Seller from and against all Losses resulting from or relating to any falsity or breach of, its representation or warranty contained in this Agreement, but the Purchaser's liability for the Losses incurred by the Seller shall, subject to the below not exceed 100% (one hundred percent) of the Price.

8.5.2.
The Purchaser shall not be liable in respect of any Losses of the Seller, unless the sum of all Losses exceeds EUR 30,000 (thirty thousand Euro), in which case the Purchaser shall be liable for the entire amount of such Losses and not merely the excess above the amount of EUR 30,000 (thirty thousand Euro). This limitation does not apply to the obligations of the Purchaser pursuant to Section 8.6.1.

8.6.	Other Indemnities

8.6.1.
If after the Closing the Purchaser terminates any of the Leases on the basis of Article 678 §1 of the Polish Civil Code, i.e. due to the Purchaser becoming the new owner of the Property and the Tenant under such terminated Lease makes a claim against the Seller pursuant to Article 679 §1 of the Polish Civil Code for indemnification arising from the return of the leased premises earlier than provided under the given Lease due to the Purchaser exercising its right referred to in the preceding sentence, the Purchaser shall indemnify the Seller for any such losses incurred for that reason.

8.6.2.
In the event, the Property or any part thereof remains damaged on the Closing Date and the Seller shall not disclose such damage to the Purchaser prior to the Closing, the Seller shall indemnify and hold harmless the Purchaser (Polish: zwolni z odpowiedzialności oraz naprawi szkodę) against Losses resulting from or relating to such damage (including costs of repair, claims of the Tenant and or lost rent or other amount payable by the Tenant under Leases).

8.6.3.
If the Mortgages are not discharged despite the Bank receiving the full payment of the Bank Receivables in accordance with the Pay-Off Letter, or any Encumbrance other than the Permitted Encumbrance is registered or filed for registration in relation to the Property after this Agreement but prior to the Closing, and the Purchaser does not exercise its right to rescind this Agreement on this basis,  the Seller shall be liable to the Purchaser for discharging such Mortgagees and any other Encumbrances.

8.6.4.
The Seller shall indemnify and hold harmless (Polish: zwolni z odpowiedzialności oraz naprawi szkodę) the Purchaser against Losses resulting from any of the events specified below in points (a) to [●]. The above liability of the Seller shall be on the "risk basis" and shall apply irrespective of the existence or non-existence of negligence or fault of the Seller.

(a)
any claims from third parties against the Company relating to matter occurring following 31 October 2011 but prior to and including the Closing Date, provided that the Seller shall not be obliged to indemnify the Purchaser (or the Company at the Purchaser's choice) for pre-closing liabilities which are properly reflected in the Final Balance Sheet; if the Seller is liable pursuant to this Section and Section 8.1 due to the same circumstances, the Purchaser shall be entitled to pursue its claims on the basis of Section 8.1; and/or

(b)
questioning validity of the transfer to the Company of rights from guarantee issued by Depenbrock Bau GmbH & Co. KG concerning Depenbrock Polska sp. z o.o. sp. k. obligations from development agreement dated 22 September 2006 concluded between Prologis Poland LIV sp. z o.o. and Depenbrock Polska sp. z o.o. sp.k.,

9.	DUE DILIGENCE

9.1.
The Seller shall prepare and made available to the Purchaser until 7 January 2012, all corporate documents of the Company (including Articles of Association, shareholders’ resolutions, applications for court registrations), all the pending contracts the Company is a party to, information about all disputes that Company takes part in, all the Company’s tax returns, all of its financial books and records to the extent they have not been provided to the Purchased already. The  Purchaser shall deliver to the Seller the list of required documents not later than on 23 December 2011.

9.2.
The Purchaser will carry out, using professional advisors, and complete by 21 January 2012, provided that it shall have been provided with all the required documents by the Seller, due diligence related to the legal and tax status of the Company.

9.3.
If the Purchaser is not satisfied fully (at its discretion) with the results of the due diligence referred to in Section 9.2, the Purchaser shall be entitled to rescind this Agreement with the immediate effect. The Purchaser shall be entitled to exercise its right to rescind this Agreement pursuant to this Section not later than on 31 January 2012.

10.	COOPERATION WITH PURCHASER’S AUDITORS

Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor (Deloitte & Touche LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs plus up to the one additional prior calendar year. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any Affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information. This provision shall survive execution of the Final Agreement.

11.	NOTICES

11.1.
All notices and other communications under this Agreement (“Notices”) shall be in writing and shall be sent by registered or recorded delivery mail or by a reputable courier (it means DHL, UPS, TNT) to the persons and addresses specified below or to such other person and/or address as a Party may specify by written notice to the other Party.

11.2.	Notices shall be addressed as follows:

11.2.1.	for the Seller:

Złota 59

00-120 Warsaw

For the attention of: Ben Bannatyne at bbannatyne@prologis.com and Anna Jönsson at ajonsson@prologis.com

11.2.2.	for the Purchaser:

ul. Bonifraterska 17, 00-203 Warszawa

For the attention of: Mieczysław Godzisz oraz Tomasz Chodkiewicz with a copy to:

Hines Interest Limited Partnership

2800 Post Oak Blvd.

Suite 4800, Houston, Texas 77056

for the attention of: Jason P. Maxwell, Esquire

12.	MISCELLANEOUS

12.1.	Purchaser’s Undertaking

The Purchaser guarantees the Seller that none of Purchaser’s Transacting Affiliate will breach any of the Preliminary Transaction Document in a manner that would entitle any of the Seller’s Transacting Affiliate to rescind the respective Preliminary Transaction Document due to the reasons for which a respective Purchaser’s Transacting Affiliate is liable for.

12.2.	Seller’s Suretyship

The Seller hereby guarantees (Polish: poręcza) to the Purchaser that the Seller’s Transacting Affiliates will make payment of the respective penalties if due to the Purchaser pursuant to Sections 7.5 of the respective Preliminary Transaction Documents. The suretyship (Polish: poręczenie) of the Seller is limited to the amount of EUR 2,000,000 (two million Euro) and shall be granted for the period until 31 December 2012.

12.3.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors. No merger of the Seller and no merger of the Purchaser shall release the Seller or the Purchaser from any obligation or liability under this Agreement.

12.4.	No Waiver

Any waiver by any Party of any of its rights under this Agreement shall be made in writing to be effective. The failure by a Party to enforce at any time or for any period of time any provision of the Agreement shall not be construed as a waiver of that provision or of the right of the Party thereafter to enforce every provision of this Agreement.

12.5.	Entire Agreement; Amendments; Schedules

12.5.1.
This Agreement, all Schedules hereto, and all other agreements represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior oral, written and all contemporaneous oral negotiations, commitments and understandings between the Parties. The Parties may only amend or modify this Agreement (to be valid) in the form of an annex with signatures certified by a notary.

12.5.2.	If the provisions of any Schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

12.5.3.	The Schedules attached hereto are hereby incorporated as integral parts of this Agreement.

12.6.	Severability

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. The Parties hereby undertake to replace any invalid or ineffective provision with a new provision, which is valid and effective and comes as close as possible to such invalid or ineffective provision.

12.7.	Confidentiality

12.7.1.
The Parties shall keep in confidence all knowledge and information of a secret or confidential nature with respect to the terms and conditions of this Agreement and the business of the other Party (including the information obtained during the due diligence process) and shall not disclose, publish or make use of the same without the prior written consent of the other Party, except to the extent that: (a) disclosure is required by law or legal process, (b) such information shall have become public knowledge other than by breach of this Agreement by the disclosing Party, or (c) such information shall have been received by the disclosing Party from a third person who has the lawful right to make such disclosure without restriction. The foregoing undertakings as to confidentiality shall not apply to disclosure by either Party to any of its investors, any of its lenders, advisors and/or the advisors of any lender of a Party provided that they are obliged to keep the relevant information confidential. The Parties shall consult each other as to the contents of any announcement or press release to be made by either of them and any disclosure as to the Price must be agreed by the Parties, each acting reasonably.

12.7.2.
Notwithstanding anything to the contrary contained herein, either Party and its representatives shall be entitled to retain one copy of the “Confidential Information” to the extent necessary in order to comply with any applicable laws or regulations and document retention policies, and shall only be required to use commercially reasonable efforts to return or destroy any materials stored electronically, and either Party and its representatives shall not be required to return or destroy any electronic copy of the Confidential Information created pursuant to their standard electronic backup and archival procedures.  Notwithstanding anything to the contrary herein, either Party or its affiliates or any entity advised by its affiliates) shall be permitted to disclose in press releases, U.S. Securities and Exchange Commission (“SEC”) and other filings with governmental authorities, financial statements and/or other communications such information regarding the transaction contemplated by this Agreement and/or the terms of this Agreement and any such information relating to the Property as may be necessary or advisable to comply with any applicable federal or state securities laws, rules, or regulations (including SEC rules and regulations), “generally accepted accounting principles,” or other accounting rules or procedures or prior custom, practice, or procedure of Prologis, Inc. for the Seller or Hines Global REIT, Inc. for the Purchaser.  Without limiting the foregoing, Prologis, Inc or Hines Global REIT, Inc. may file this Agreement with the SEC after the execution of the same and may file a form “8-K” and/or prospectus supplement to which this Agreement may be attached.

12.8.	Rate of Exchange

For the purposes of calculation of any amounts expressed in EUR (other than under Section 5.2) the Parties shall apply the average rate of exchange of the National Bank of Poland for the date of occurrence of the relevant event (e.g. damage to the Property, receipt of the Claim etc),

12.9.	Disputes and Interpretation

12.9.1.
All disputes arising out of or in connection with this Agreement, and/or Final Agreement, and/or any or all of the Preliminary Transaction Documents and/or suretyship to be granted by Prologis European Holdings X Sarl, incorporated under the laws of Luxembourg, simultaneously with the execution of the Final Agreement, and or Suretyship Agreement, shall be settled by the Court of Arbitration at the Polish Confederation of Private Employers Lewiatan in Warsaw pursuant to the Rules of this Court being in force at the date of filing the statement of a claim.

12.9.2.	The number of arbitrators shall be 3 (three). The place of arbitration shall be Warsaw, Poland. The language to be used in the arbitral proceedings shall be English.

12.9.3.
Where there are multiple claimants or multiple respondents, the multiple parties jointly, whether as claimants or respondents, shall appoint an arbitrator. In the absence of a joint appointment, the Nominating Committee shall appoint an arbitrator for the defaulting party.

12.9.4.
If more than one arbitration is commenced under or in connection with this Agreement, and/or Final Agreement, and/or any or all of the Preliminary Transaction Documents and/or suretyship to be granted by Prologis European Holdings X Sarl, incorporated under the laws of Luxembourg and/or Suretyship Agreement, and that two or more arbitrations are substantially related, the Parties agree that the arbitral tribunal appointed in the first-filed of such proceedings may, in the interest of efficiency, consolidate the two or more proceedings.

12.9.5.	Without prejudice to the above, in the event of a dispute between the Parties as to any of the following:

12.9.6.	existence of a damage to the Property,

12.9.7.	costs of repair of a damage,

12.9.8.	estimated of the aggregate costs of repair of a damage referred to in Sections 7.2 - 7.4 .

such dispute may be first submitted to the Construction Expert by any of the Parties. The Construction Expert’s decision shall be final and binding upon the Parties except for an obvious error or fraud. The Parties shall bear the costs for the Construction Expert’s in equal parts.

13.	COSTS

13.1.	Costs of Counsel

Each Party shall retain its own counsel in connection with the negotiation and execution of this Agreement and each Party shall bear the costs of its own counsel.

13.2.	Brokerage Fees

The fees of all brokers, finders and investment banks which were instructed by the Purchaser to act in connection with the transactions contemplated hereby shall be borne by Purchaser exclusively. The fees of all brokers, finders or investment banks which were instructed by the Seller to act in connection with the transactions contemplated hereby shall be borne by Seller exclusively.

13.3.
The notarial fees (including VAT) and court fees payable in connection with this Agreement and any annexes hereto shall be borne by the Purchaser and made by a transfer to the specified bank account of the Notary Office.

SELLER:

PROLOGIS POLAND XCI s.ar.l.

By: /s/Ben Bannatyne

Name: Ben Bannatyne

Position: attorney in fact

PURCHASER:

PIRAN INVESTMENTS SP. Z O.O.” NERO spółka komandytowo-akcyjna

By: /s/ Mieczysław Godzisz

Name: Mieczysław Godzisz

Position: Member of the Management Bard of Piran Investments sp. z o.o.

SCHEDULE                                A

DEFINITIONS

(A)	“Acquisition Bank Loan” means a loan that maybe granted by a Financing Bank to the Purchaser to purchase the Shares and pay the Price and/or VAT payable on the Price, or only VAT payable on the Price;

(B)	“Accounting Expert” has a meaning attributed to it in Section 5.5.2;

(C)
“Affiliate” means, with respect to any person, another person who, directly or indirectly, (a) Controls the first person, (b) is Controlled by the first person, or (c) is under common Control with the first person;

(D)	"Affiliated Conforming Tax Rulings" means Conforming Tax Rulings as defined in the following Preliminary Transaction Documents:

(E)	"Affiliated Leases" means leases defined as "Leases" in the Preliminary Transaction Documents.

(F)	“Affiliated Properties” means all properties defined as “Property” under all of the Preliminary Transaction Documents.

(G)	"Affiliated Tenants" means tenants defined as "Tenants" or the “Tenant” in the Preliminary Transaction Documents.

(H)	“Agreement” means this Preliminary Agreement for the Sale of Shares.

(I)	“Agreements with Architects” mean the agreements listed in Schedule (I);

(J)	“Anti-Trust Law” means Ustawa z dnia 16 lutego 2007 o ochronie konkurencji i konsumentów

(K)	“Articles of Association” means articles of association of the Company attached hereto as Schedule 2.1.29(a).

(L)
“As Built Drawings” means the as-built documentation for the Buildings, including as-built drawings to 1:50 and/or 1:100 scale and detailed drawings to between 1:20 and 1:5 scale, together with: (i) a technical specification (in writing) attached as separate folders representing the various sections, and (ii) technical approvals and descriptions stating the location of all installed products. The as-built documentation shall be divided into different folders representing the various sections such as structure, greenery, ventilation or low voltage installation. Each folder shall have a table of contents listing the documents contained in it. All drawings shall have references to the details and sections. Specifications shall be fully referenced to the as-built drawings. All documents shall be stamped and signed by the authorized persons (Polish: uprawnione osoby) and, if required by law, also by the competent authorities (fire safety consultant, labor inspectorate, the health and safety inspectorate and environmental protection inspectorate). The as-built documentation shall be delivered in two hard copies and as files on two CD-ROMs (if any document can be delivered as Auto CAD file, it shall be delivered as such, otherwise the file should be a scan of the original paper document or other non-editable format). CAD file shall comprise drawings with the most recent status.

(M)	“Auditor” means Accreo Taxand sp. z o.o.

(N)	“Bank” means Eurohypo AG;

(O)	“Bank Loan” means a loan granted to the Company by the Bank pursuant to the Loan Agreement concluded on 1 July 2010 between the Company and the Bank ;

(P)
“Bank Pay-Off Letter” means a pay-off letter to be issued by the Bank in which it will (i) indicate the amounts of its Bank Receivables as of the Closing Date, (ii) represent that upon payment of the Bank Receivables it (a) will have no outstanding claims of any nature which are secured by the Mortgages or any other security instruments affecting the Property, Shares or other assets of the Company (b) will release the Mortgages and any of the above security instruments;

(Q)	“Bank Receivables” means the amount of the receivables secured by the Mortgages, including the interest, early repayment fees etc;

(R)
“Base Price” means the amount of EUR 19,406,778 (nineteen million four hundred six thousand seven hundred seventy eight Euro).The Base Price is allocated as follows: (i) the Buildings EUR 12,123,108 (twelve million one hundred twenty three thousand one hundred and eight Euro); (ii) the Land EUR 2,197,125 (two million one hundred ninety seven thousand one hundred twenty five Euro), the Infrastructure EUR 5,032,550 (five million thirty two thousand five hundred fifty Euro) and movables EUR 53,995 (fifty three thousand nine hundred ninety five Euro).

(S)	“Buildings” means two warehouse – DC1 building and DC2 building located on the Land, with the address: ul. Kępińska 7, Wrocław;

(T)
“Building Permits” means the decision no. 1996/2006 (file no. WAB.B5/CT/34905/7353/28/2006) issued by the Mayor of Wrocław on 16 November 2006, transferred to Prologis Poland REIT sp. z o.o. III SKA on the basis of the decision 113/2009  (file no. WAB.B5/CT/26586/73532/40/2009) issued by the Mayor of Wrocław on 5 August 2009, as amended by the decision no. 320/2009 (file no. WAB.B5/CT/30783/73531/36a/2009) issued by the Mayor of Wrocław on 14 September 2009;

(U)	“Business Day” means any day of the year (other than any Saturday or Sunday) on which banks are open for business in Poland and New York, NY, United States of America;

(V)	“Certificates” are defined in Section 5.10;

(W)	“Closing” means execution and performance of the Final Agreement and carrying out the actions referred to in Section 4.4 and “Close” has a corresponding meaning;

(X)	“Closing Date” is defined in Section 4.2.1;

(Y)
“Collateral” means security for the performance of the Tenant’s obligations under the Leases that has been or should be delivered by the Tenant to the Seller (including bank guarantees, parent company guarantees but excluding declarations on voluntary submission to enforcement (the “Collateral Documents”) as well as cash deposits (the “Collateral Money”);

(Z)	“Company” has a meaning ascribed to it in the Recital (A)

(AA)
"Construction Expert" means Gleeds Polska sp. z o.o.., or if that Construction Expert cannot or is not willing to accept its appointment within 14 (fourteen) days, EC Harris sp. z o.o., or if that Construction Expert cannot or is not willing to accept its appointment within 14 (fourteen) days Mace Polska sp. z o.o.

(BB)	“Deposit” means the amount of USD 3,785,000 (three million seven hundred eighty five thousand U.S. dollars);

(CC)
“Drawings” means all execution designs, building permit designs for both Buildings (including revised building permit designs and building permit designs for hydraulic installations),  and the As Built Drawings.

(DD)
“Due Diligence Materials” means the documents and information that were made available by the Seller to the Purchaser for the purposes of the Purchaser's due diligence. The list of Due Diligence Materials will be attached to the Final Agreement ;

(EE)
“Encumbrance” means any claims and third party rights, including, in particular rights in rem, security interest, pledge, right of first refusal, pre-emption right, option, lease, seizure under enforcement proceedings, right to use, easement or any other encumbrance or limitation in possession, use, operation, management or disposal, both contingent and actual;

(FF)
“Environmental Law” means any law (whether civil, criminal or administrative), including but not limited to the Environmental Protection Act 2001 dated 27 April 2001 (Ustawa z dnia 27 kwietnia 2001 r. - Prawo ochrony środowiska), the Waste Management Act dated 27 April 2001 (Ustawa z dnia 27 kwietnia 2001 r. o odpadach), the Act dated 13 April 2007 on preventing damage to the environment and curing damages (Ustawa z dnia 13 kwietnia 2007 roku o zapobieganiu szkodom w środowisku i ich naprawie), the Act dated 3 October 2008 on making available information on the environment and its protection, the participation of the society in the environmental protection and environmental impact assessments (Ustawa z dnia 3 października 2008 r. o udostępnianiu informacji o środowisku i jego ochronie, udziale społeczeństwa w ochronie środowiska oraz o ocenach oddziaływania na środowisko) and any other statute, subordinate legislation and duly ratified treaty, relating to: (a) the protection of, or prevention of harm to, the environment, natural resources, health or safety of humans, animals or plants, (b) noise, vibration or radiation, (c) the presence, usage, storage, treatment, clean-up, removal, management, transportation, manufacture, production or disposal of Hazardous Substances or their management, and (d) the release, discharge or emissions or process or other effluent into the environment;

(GG)	“Escrow Agent” means an escrow agent that will open and maintain the Escrow Accounts, and approved by the Financing Bank (if applicable);;

(HH)	“Escrow Agreement” means the escrow agreement to be signed between the Seller, the Purchaser, the Financing Bank and the Escrow Agent by 28 February 2012;

(II)	“Escrow Accounts” means the escrow accounts to be opened by the Escrow Agent and maintained under the terms and conditions as agreed under the Escrow Agreement;

(JJ)	“Euro” means the lawful currency of participating member States of the European Union adopted under European Council Regulation (EC) No. 974/98;

(KK)	“Expert’s Statement” has a meaning attributed to it in Section 5.5.2;

(LL)
"Fields of Exploitation" means the following fields of exploitation subject to any limitations and/or exclusions under the Agreements with Architects: (i) production of copies of designs with the use of specific technology, including printing, reprographics, magnetic recording and digital technology; (ii) public performance, exhibition, screening, presentation as well as making the designs available in internet; (iii) use of the designs for the purpose of repairs, maintenance and reconstruction of the Buildings, respective installations, fixtures (iv) use of the designs for marketing, advertising and promotional purposes; and (v) use of the designs for the purpose of amending consents/authorizations regarding the Property;

(MM)
"Final Transaction Documents" means the following final agreements: (1) agreement for sale of real property located in Warsaw - Włochy between Prologis Poland XXXIX sp. z o.o. and „PIRAN INVESTMENTS SP. Z O.O.” TRAJAN spółka komandytowo-akcyjna,, (2) agreement for sale of real property located In Warsaw - Białołęka between Prologis Poland XCII sp. z o.o. and „PIRAN INVESTMENTS SP. Z O.O.” TITUS spółka komandytowo-akcyjna,, (3) agreement for sale of perpetual usufruct right of land and ownership of buildings and ownership of real property located in Będzin between Prologis Poland XXI sp. z o.o., Prologis Poland XXXIX sp. z o.o. and „PIRAN INVESTMENTS SP. Z O.O.” GENEVA spółka komandytowo-akcyjna   and (4) agreement for sale of real property located in Sosnowiec between Prologis Poland XXIX sp. z o.o. and „PIRAN INVESTMENTS SP. Z O.O.” HADRIAN spółka komandytowo-akcyjna,

(NN)	“Financing Bank” means a bank that would grant the Purchaser the Acquisition Bank Loan;

(OO)	“Financial Statements” means the prognosis of financial statements dated 30 October 2011;

(PP)	“Final Agreement” is defined in Section 4.1.1;

(QQ)	“Final Balance Sheet” has a meaning attributed to it in Section 5.4

(RR)
“Governmental Entity” means Polish state or United States of America federal, local authority or administrative entities (Polish: organy władzy i administracji państwowej lub samorządowej), courts, local authority appeal bodies (Polish: samorządowe kolegia odwoławcze) and state agencies;

(SS)
"Hazardous Substances" means any and all material, substance, waste or product, pollutant, chemical substances, toxic contaminations, hazardous or noxious pollution (or words of similar import), including any material, substance, waste or product the removal of which is required or the presence or use of which is restricted, prohibited or penalized by any Environmental Law, excluding however (i) any domestic detergents (Polish: chemia gospodarcza) and (ii) any materials, substances, wastes or products that are stored by the Tenant in connection with the normal use of its premises for office purposes and/or for car wash, as applicable (batteries, printer cartridges, cleaning detergents, etc.);

(TT)	“Initial Price” has a meaning attributed to it in Section 5.3

(UU)
“Instruction” means the instruction executed by the Seller and the Purchaser simultaneously with the Final Agreement, providing for the release of the portion of the Price in the amount equal to the Bank Receivables, to the Bank and the balance of the Price and the entire amount of VAT payable on the entire Price, to the Seller.

(VV)	“Interim Balance Sheet” means the balance Sheet of the Company prepared for and as of 31 December 2011 in accordance with Section 5.2.1 of the Agreement.

(WW)
“Land” means plots of land numbered 7/1 (seven oblique one), 7/2 (seven oblique two) and 8 (eight) having a total area of 102,552 sq.m. (one hundred two thousand five hundred fifty two square metres), located in Wrocław, at the streets: Torowa 16, Torowa, Kępińska nos. 5 (five), 7 (seven), 7a (seven “a”), 7b (seven “b”), 10 (ten), 12 (twelve), 14 (fourteen), precinct 0050 – Karłowice, for which the District Court for Wrocław-Krzyków in Wrocław, Land and Mortgage Register Division IV maintains land and mortgage register No. WR1K/00111123/9. An excerpt from the Land and Mortgage Register No. WR1K/00111123/9  is attached Schedule 1.1;

(XX)	“Lease(s)” means lease agreements concluded and binding in respect of the Buildings, the list of Leases in attached in Schedule 2.1.7(a);

(YY)	“Lists” has a meaning attributed to it in Section 2.1.14(b)(i);

(ZZ)
"Losses" means the actual damage (damnum emergens) but excluding any lost profit (lucrum cessans) except for (i) any rent and service charge lost under any of the Leases and (ii) VAT due but not received from any Tenant; for the purpose of this Agreement the Losses of the Company resulting from Breach or Breach of Seller’s Warranties shall be deemed to be the losses of the Purchasers.

(AAA)
"Material Contracts" shall mean such contracts to which the Company is party where the value or aggregate value of the contract exceeds EUR 15,000 (fifteen thousand Euro) or its equivalent in PLN or may not be terminated upon a 3 (three) months notice.

(BBB)	“Mortgages” mean the mortgages referred to in Section 1.1.7;

(CCC)	“Movables” means movables listed in Schedule 2.1.11;

(DDD)	“Notices” are defined in Section 9;

(EEE)	“Objection Notice” has a meaning attributed to it in Section 5.5.2;

(FFF)
“Occupancy Permit” means jointly: (i) decision no. 1071/07 (file no. PINB-PU/o/8822/824/7353/07/07) issued by the Poviat Construction Supervision Inspector for the city of Wroclaw on 23 July 2007 allowing for occupancy of DC1 building and (ii) decision 2536/09 (file no. PINB-PU/DB/17937/805/7353/09/09) issued by the Poviat Construction Supervision Inspector for the city of Wroclaw on 23 October 2009 allowing for occupancy of DC2 building;

(GGG)	“OFAC” has a meaning attributed to it in Section 2.1.14(a);

(HHH)	“Orders” has a meaning attributed to it in Section 2.1.14(a);

(III)	“Parking Places” means 47 parking places for cars and 24 parking places for vans located on the Land, marked on the plan attached as Schedule (III);

(JJJ)	“Party” means a party to this Agreement and, unless indicated otherwise, “Parties” means every Party;

(KKK)	“PAS” means Polish accounting principles as set out in the Polish Accounting Act (Ustawa o rachunkowości z dnia 29 września 1994 roku, z późniejszymi zmianami)

(LLL)	“Permitted Encumbrances” means the Encumbrances described in Section 1 above- and the Leases;

(MMM)	"Purchaser's Tax Ruling" means a tax ruling (Polish: interpretacja indywidualna) to be obtained by the Purchaser, issued by the relevant tax authority, pursuant to the Purchaser's application;

(NNN)	“PLN” means the lawful currency of the Republic of Poland;

(OOO)	“Postponed Notice” is defined in Section 4.3;

(PPP)
"Preliminary Transaction Documents" means the following preliminary agreements: (1) agreement for sale of real property located in Warsaw - Włochy between Prologis Poland XXXIX sp. z o.o. and „PIRAN INVESTMENTS SP. Z O.O.” TRAJAN spółka komandytowo-akcyjna,, (2) agreement for sale of real property located in Warsaw - Białołęka between Prologis Poland XCII sp. z o.o. and „PIRAN INVESTMENTS SP. Z O.O.” TITUS spółka komandytowo-akcyjna,, (3) agreement for sale of perpetual usufruct right of the land, ownership of the buildings and ownership of real property located in Będzin between Prologis Poland XXI sp. z o.o., Prologis Poland XXXIX sp. z o.o.  and „PIRAN INVESTMENTS SP. Z O.O.” GENEVA spółka komandytowo-akcyjna, and (4) agreement for sale of real property located in Sosnowiec between Prologis Poland XXIX sp. z o.o. and „PIRAN INVESTMENTS SP. Z O.O.” HADRIAN spółka komandytowo-akcyjna,

(QQQ)	“Price” is defined in Section 5;

(RRR)	“Price Calculation” is the calculation of the Price on the basis of the Final Balance Sheet in accordance with the formula referred to in Section 5.1

(SSS)	“Price Statement” has a meaning attributed to it in Section 5.3

(TTT)	“Price Memorandum” has a meaning attributed to it in Section 5.5.2

(UUU)	“Property” means, collectively, the Land and the Buildings;

(VVV)
"Purchaser's Transaction Affiliates" means „Piran Investments Spółka z ograniczoną odpowiedzialnością” Hadrian Spółka komandytowo-akcyjna, „Piran Investments spółka z ograniczoną odpowiedzialnością” Trajan spółka komandytowo-akcyjna, „Piran Investments Spółka z ograniczoną odpowiedzialnością” TITUS Spółka komandytowo-akcyjna and „Piran Investments Spółka z ograniczoną odpowiedzialnością” Geneva Spółka komandytowo-akcyjna;

(WWW)	”Registered Pledge” means a registered pledge no. 2223726 established over the Shares in favor of Eurohypo AG with its seat in Eschborn, Germany;

(XXX)	“Returns” has a meaning attributed to it in Section 2.1.20(a)(iv).

(YYY)
“Seller’s Best Knowledge” shall mean the actual knowledge of members of the management board of the Seller as well as of the following individuals: Ben Bannatyne, Anna Jönsson, Peter Andrew Whiskerd-Węgorzewski, Jarosław Czechowicz,or knowledge that any such member or individual should have diligently performing its current function. All information contained in a written correspondence addressed to the management board of the Seller or the Company shall be deemed to be known by the Seller.

(ZZZ)	"Seller’s Tax Ruling” - means a tax ruling (Polish: interpretacja indywidualna) to be obtained by the Seller, issued by the relevant tax authority, pursuant to the Seller's application;

(AAAA)
"Seller's Transacting Affiliates" means Prologis Poland XXIX Spółka z ograniczoną odpowiedzialnością, ProLogis Poland XCI Spółka z ograniczoną odpowiedzialnością, Prologis Poland XCII spółka z ograniczoną odpowiedzialnością, ProLogis Poland XXI Spółka z ograniczoną odpowiedzialnością and ProLogis Poland XXXIX Spółka z ograniczoną odpowiedzialnością;

(BBBB)	“Service Agreements” means agreement with third parties providing services in relation to the property (including property management, facility management, utilities);

(CCCC)	“Shareholder’s Loans” means the loans granted to the Company by Prologis Finance IV Eurl pursuant to the Shareholder’s Loans agreement dated 1 January 2010 and 25 June 2010;

(DDDD)	“Shares” means 100 (one hundred) shares representing a nominal value in aggregate of PLN 50,000 (fifty thousand Polish zlotys) and 100% (one hundred percent) of the registered capital in the Company;

(EEEE)	“Suretyship Agreements” means the Suretyship Agreement concluded on 22 December 2011 among the Seller, the Purchaser and all Seller's Transacting Affiliates and all Purchaser’s Transacting Affiliates;

(FFFF)	“Target Closing Date” is defined in Section 4.2.1;

(GGGG)
“Tax” means shall mean any European, national, state, local or foreign tax, including, without limitation, income, value-added, sales, property, transfer, withholding, wage, customs, profits, gross receipts, capital gains, capital stock, occupation, excise, severance, stamp, license, and social security taxes and any other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholdings and whether or not requiring the filing of a Return), together with any estimated taxes, deficiency assessments, interest, penalty surcharge, fine or addition with respect thereto and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary affiliated or similar group or of a contractual obligation to indemnify any Person..

(HHHH)	“Tax Authority” means any authority that is responsible for the assessment or collection or imposition of any of the Taxes.

(IIII)	“Schedule“Tenant” means a tenant under a Leases;

(JJJJ)	"Transacting Affiliates" means "Seller's Transacting Affiliates" or "Purchaser's Transacting Affiliates" as applicable;

(KKKK)	“VAT” means Polish value added tax at the rate in force when the relevant supply is made, and includes any similar Polish tax from time to time replacing it or of a similar fiscal nature;

(LLLL)	“USD” means the lawful currency of the United States of America;

(MMMM)	“USD Escrow Account” means the escrow account opened and maintained in accordance with the terms of the Escrow Agreement for the purpose of payment and disbursement of the Deposit;

(NNNN)	“USD Escrow Agreement” means the agreement to be concluded between the Seller, the Purchaser and RBS Bank (Polska) S.A. in the form as attached as Schedule 4.1.3.

(OOOO)	“Warranty” means a statement of the Seller contained in this Agreement as provided for in Section 2, and “Warranties” means all of those statements of the Seller, as the case may be;

Schedule A -                                Definitions

Schedule 1.1 – Extract from the Land and Mortgage Register (No. WR1K/00111123/9)

Schedule 2.1.6(a) – Map showing access from the property to Kępińska street and connection points

Schedule 2.1.6(c) – map showing actual location of the Buildings on the Land

Schedule 2.1.7(a) – List of Leases

Schedule 2.1.7(e) – List of Collateral Documents

Schedule 2.1.7(f) – List of Collateral Money

Schedule 2.1.7(g) – List of claims for payment on the basis of the Collaterals

Schedule 2.1.7(h) – List of assigned, pledged or encumbered Leases and Collaterals

Schedule 2.1.7(k) - Monthly amounts of rents and service charges

Schedule 2.1.9(d) – List of warranties and quality guarantees

Schedule 2.1.11 – List of Movables

Schedule 2.1.18(a)(i) - Copy of the unaudited Financial Statements

Schedule 2.1.20(b) - Arm's length dealings

Schedule 2.1.26(a)(i) – List of proceedings

Schedule 2.1.27(a) - Insurance and indemnity policy

Schedule 2.1.29(a) – The  Articles of Association

Schedule 4.1.1 – Form of the Final Purchase Agreement

Schedule 4.1.3 – Form of the USD Escrow Agreement

Schedule 4.3.1 – Form of the Postponement Notice

Schedule 6.1.5  - List of defects

Schedule 6.6.2 – Form of Suretyship

Schedule 6.7 – List of the Tenants indicated to reinstate the Collateral Money

Schedule (I) – Agreements with Architects

Schedule (III) - Plan of the Parking Places

Schedule (BBBB) - List of the Service Agreements